                                                                    EXHIBIT 10.1

                          THIRD AMENDED AND RESTATED
                               CREDIT AGREEMENT

                                 BY AND AMONG

                       CENTENNIAL HEALTHCARE CORPORATION
                             AND ITS SUBSIDIARIES
                           IDENTIFIED ON SCHEDULE 1
                                ("Borrowers");

                           THE LENDERS IDENTIFIED ON
                                  SCHEDULE 2
                                 ("Lenders");

                          FIRST UNION NATIONAL BANK,
                    as administrative agent for the Lenders
            and, with respect to the Collateral Security Documents,
                            for the Secured Parties
                                   ("Agent")

                                      AND

                              NATIONSBANK, N.A.,
                             as Syndication Agent



                                 July 31, 1998

                               TABLE OF CONTENTS

                                                                   Page
SECTION 1 - DEFINITIONS..........................................   2

      1.1.  Definitions..........................................   2
      1.2.  Rule of Construction.................................  11

SECTION 2 - FACILITY.............................................  12

      2.1.  Commitment...........................................  12
      2.2.  Promissory Notes.....................................  12
      2.3.  Lenders' Participation...............................  13
      2.4.  Use of Proceeds......................................  13
      2.5.  Repayment............................................  13
      2.6.  Interest.............................................  13
      2.7.  Advances.............................................  19
      2.8.  Adjustments to Commitment............................  21
      2.9.  Prepayment; Repayment................................  21
      2.10.  Funding Costs and Loss of Earnings..................  22
      2.11.  Payments............................................  22
      2.12.  Commitment Fee......................................  22
      2.13.  Closing Fee.........................................  23
      2.14.  Fees to Agent.......................................  23
      2.15.  Swing Line Loans....................................  24
      2.16.  Regulatory Changes in Capital Requirements..........  26
      2.17.  Taxes...............................................  27
      2.18.  Release of Certain Collateral.......................  27

SECTION 2A - LETTERS OF CREDIT...................................  27

      2A.1.  Availability of Credits.............................  27
      2A.2.  Commitment Availability.............................  28
      2A.3.  Approval and Issuance...............................  28
      2A.4.  Obligations of the Borrowers........................  29
      2A.5.  Payment by Lenders on Letters of Credit.............  30
      2A.6.  Collateral Security.................................  30
      2A.7.  General Terms of Credits............................  31

SECTION 3 - REPRESENTATIONS AND WARRANTIES.......................  32

      3.1.  Organization and Good Standing.......................  32
      3.2.  Power and Authority; Validity of Agreement...........  32

                                                                  Page
      3.3.  No Violation of Laws or Agreements...................  32
      3.4.  Health Care Facilities...............................  32
      3.5.  Material Contracts...................................  33
      3.6.  Compliance...........................................  33
      3.7.  Litigation...........................................  33
      3.8.  Title to Assets......................................  33
      3.9.  Corporate Organization; Capital Stock................  33
      3.10.  Accuracy of Information; Full Disclosure............  34
      3.11.  Taxes and Assessments...............................  34
      3.12.  Indebtedness........................................  35
      3.13.  Management Agreements...............................  35
      3.14.  Investments.........................................  35
      3.15.  ERISA...............................................  35
      3.16.  No Extension of Credit for Securities...............  36
      3.17.  Perfection of Security Interests....................  36
      3.18.  Hazardous Substances................................  36
      3.19.  Solvency............................................  36
      3.20.  Employee Controversies..............................  37
      3.21.  Reimbursement from Third Party Payors...............  37
      3.22.  Fraud and Abuse.....................................  37
      3.23.  CGC.................................................  38

SECTION 4 - CONDITIONS...........................................  38

      4.1.  Effectiveness of Agreement; First Advance............  38
      4.2.  Subsequent Advances..................................  40
      4.3.  Additional Condition to Lenders' Obligations.........  40

SECTION 5 - AFFIRMATIVE COVENANTS................................  40

      5.1.  Existence and Good Standing..........................  40
      5.2.  Interim Financial Information........................  40
      5.3.  Annual Financial Statements..........................  40
      5.4.  Quarterly Compliance Certification...................  41
      5.5.  Receivables Aging Report.............................  41
      5.6.  Additional Information...............................  41
      5.7.  Books and Records....................................  41
      5.8.  Maintenance of Assets; Insurance.....................  41
      5.9.  Notifications........................................  42
      5.10.  Taxes...............................................  42
      5.11.  Costs and Expenses..................................  42
      5.12.  Additional Collateral Documentation, etc............  43

                                                                  Page
      5.13.  Compliance..........................................  43
      5.14.  ERISA...............................................  44
      5.15.  Funded Debt to Capital Ratio........................  44
      5.16.  Adjusted Total Debt to Adjusted EBITDAR.............  44
      5.17.  Fixed Charge Coverage Ratio.........................  44
      5.18.  Management Changes..................................  45
      5.19.  Successor Agent.....................................  45
      5.20.  Transactions Among Affiliates.......................  45
      5.21.  Inspections.........................................  45
      5.22.  Interest Rate Hedging...............................  45
      5.23.  Other Information...................................  45

SECTION 6 - NEGATIVE COVENANTS...................................  45

      6.1.  Indebtedness.........................................  45
      6.2.  Guaranties...........................................  46
      6.3.  Loans................................................  46
      6.4.  Liens and Encumbrances...............................  46
      6.5.  Additional Negative Pledge...........................  47
      6.6.  Restricted Payments..................................  47
      6.7.  Transfer of Assets; Liquidation......................  47
      6.8.  Acquisitions and Investments.........................  47
      6.9.  New Leases...........................................  49
      6.10.  Capital Expenditures................................  49
      6.11.  Use of Proceeds.....................................  49

SECTION 7 - COLLATERAL AND RIGHT OF SET-OFF......................  50

SECTION 8 - DEFAULT..............................................  50

      8.1.  Events of Default....................................  50
      8.2.  Remedies.............................................  52

SECTION 9 - THE LENDERS..........................................  53

      9.1.  Application of Payments..............................  53
      9.2.  Set-Off..............................................  53
      9.3.  Modifications and Waivers............................  53
      9.4.  Obligations Several..................................  54
      9.5.  Lenders' Representations.............................  54
      9.6.  Investigation........................................  54
      9.7.  Powers of Agent......................................  54

                                                                  Page
      9.8.  General Duties of Agent, Immunity and Indemnity......  54
      9.9.   No Responsibility for Representations
              or Validity, etc...................................  55
      9.10.  Action on Instruction of Lenders; Right
              to Indemnity.......................................  56
      9.11.  Employment of Agents................................  55
      9.12.  Reliance on Documents...............................  55
      9.13.  Agent's Rights as a Lender..........................  55
      9.14.  Expenses............................................  55
      9.15.  Resignation of Agent................................  55
      9.16.  Successor Agent.....................................  57
      9.17.  Collateral Security.................................  56
      9.18.  Enforcement by Agent................................  56

SECTION 10 - MISCELLANEOUS.......................................  56

      10.1.  Indemnification and Release Provisions..............  56
      10.2.  Participations and Assignments......................  58
      10.3.  Confidentiality.....................................  57
      10.4.  Binding and Governing Law...........................  59
      10.5.  Survival............................................  58
      10.6.  No Waiver; Delay....................................  58
      10.7.  Modification........................................  58
      10.8.  Headings............................................  58
      10.9.  Notices.............................................  58
      10.10.  Payment on Non-Business Days.......................  60
      10.11.  Time of Day........................................  59
      10.12.  Severability.......................................  59
      10.13.  Counterparts.......................................  59
      10.14.  Consent to Jurisdiction and Service of Process.....  59
      10.15.  Waiver of Jury Trial...............................  59
      10.16.  Acknowledgments....................................  61

                        LIST OF SCHEDULES AND EXHIBITS

Schedule 1:     Borrowers

Schedule 2: The Lenders, their respective Maximum Principal Amounts and Percentages of Commitment

Exhibit A-1:    Advance Request Form

Exhibit A-2:    Swing Line Advance Request Form

Exhibit B-1:    Letter of Credit Request Form

Exhibit B-2:    Letter of Credit Application

Exhibit C:      Form of Note

Exhibit D:      Funding Costs and Loss of Earnings Calculation

Exhibit E:      Disclosure Pursuant to Representations and Warranties

Exhibit F:      Compliance Certificate

Exhibit G:      Form of Long-Term Management Contract

Exhibit H:      Form of Notice of Permitted Acquisition

Exhibit I:      UCC Financing Statements

Exhibit J:      Permitted Acquisitions Report

Exhibit K:      Form of Assignment

Exhibit L:      Lease Financing Rules of Usage and Definitions

                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

           THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is made this 31st day of July, 1998, by and among CENTENNIAL HEALTHCARE CORPORATION, a Georgia corporation (the "Company") and the subsidiaries of the Company listed on Schedule 1 attached hereto (together with the Company and such additional Subsidiaries as may become Borrowers from time to time as hereinafter provided, each individually, a "Borrower" and individually and collectively, "Borrowers"); FIRST UNION NATIONAL BANK, a national banking association ("First Union"), and the other lenders listed on Schedule 2 attached hereto (together with First Union and such additional financial institutions as may become lenders from time to time as hereinafter provided, each individually a "Lender" and individually and collectively, "Lenders"); First Union, as administrative agent for the Lenders and, with respect to the Collateral Security Documents (as defined herein) for the Secured Parties (as defined herein) ("Agent"); and NationsBank, N.A., as Syndication Agent.

                             W I T N E S S E T H:

           WHEREAS, Borrowers are in the business of operating, either by lease, management agreement or ownership, nursing homes and related ancillary businesses in the United States of America; and

           WHEREAS, Borrowers are parties with the lenders signatory thereto and First Union as Agent to that certain Second Amended and Restated Credit Agreement dated December 16, 1997 (the "Existing Credit Agreement"); and

           WHEREAS, Borrowers have requested, and First Union and the other Lenders have agreed, to amend the Existing Credit Agreement to decrease the aggregate availability to up to One Hundred Twenty Million Dollars ($120,000,000), to provide for a Lease Financing Facility (as further defined herein) also financed by the Lenders, and in certain additional respects, all on the terms and conditions as set forth herein.

           NOW, THEREFORE, in consideration of the foregoing background and the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby amend and restate the Existing Credit Agreement to read in its entirety as follows:

                                   SECTION 1
                                  DEFINITIONS

           1.1. Definitions. When used in this Agreement, the following terms shall have the meanings set forth below; certain terms relating to interest rates are defined in Paragraph 2.6 and shall have the meanings set forth thereunder.

           "Acquisition Price" shall mean, with respect to any Permitted Acquisition, the total consideration to be paid, incurred or assumed by Borrowers in connection with such Permitted Acquisition, including the full amount of any deferred purchase price or contingent obligations.

           "Adjusted EBITDAR" shall mean EBITDAR for the Company and its Consolidated Subsidiaries for the most-recently ended Rolling Period; provided, that in the event that any Permitted Acquisition has been consummated during such Rolling Period and Borrowers have delivered to Lenders (or to Existing Lenders under the Existing Credit Agreement) pro forma combined historical financial statements in form and substance satisfactory to Required Lenders, then for purposes of calculating Adjusted EBITDAR hereunder, EBITDAR for such Rolling Period shall be calculated for the Company and its Consolidated Subsidiaries including such Permitted Acquisition, based on such pro forma combined historical financial statements.

           "Adjusted Fixed Charges" shall mean the sum of (i) interest expense, operating lease expense and taxes for the Company and its Consolidated Subsidiaries for the most-recently ended Rolling Period, plus (ii) current maturities of Funded Debt for the Company and its Consolidated Subsidiaries as of the last day of such period; provided, that in the event that any Permitted Acquisition has been consummated during such Rolling Period and the pro forma results of the business so acquired are included in the calculation of Adjusted EBITDAR, then Adjusted Fixed Charges for such Rolling Period shall be calculated for the Company and its Consolidated Subsidiaries including such Permitted Acquisition based on such pro forma combined historical financial statements.

           "Adjusted Total Debt" shall mean, as of any date of determination, the sum of (i) all Funded Debt of the Company and its Consolidated Subsidiaries as of such date, plus (ii) the amount of all operating leases (other than operating leases financed through the Lease Financing Facility), based on the present value of all payments required under such operating leases calculated using a discount rate of ten percent (10%) per annum.

           "Advance" shall mean an advance of funds by Lenders under the Commitment.

           "Advance Request Form" shall mean the certificate in the form attached hereto as Exhibit A-1 to be delivered to the Agent pursuant to Paragraph 2.7 hereof as a condition to each Advance under the Commitment or the certificate in the form attached hereto as Exhibit A-2 to be delivered to Agent pursuant to Paragraph 2.15 hereof as a condition to each Swing Line Loan, as applicable.

           "Affiliate" shall mean, with respect to a Person, (i) any Person directly or indirectly owning, controlling or holding five percent (5%) or more of the outstanding beneficial interest in such Person, (ii) any Person five percent (5%) or more of the outstanding beneficial interest of which is directly or indirectly owned, controlled, or held by such Person, (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, or (iv) any officer, director or partner of such Person. For purposes hereof, "control" shall mean the power to direct the affairs of any Person, whether by voting rights, contract or otherwise.

           "Agent" shall mean First Union National Bank, in its capacity as administrative agent for the Lenders hereunder, and any successor appointed pursuant to Paragraph 9.15 hereof.

           "Aggregate Lender Commitment" shall have the meaning set forth in Paragraph 2.13 hereof.

           "Agreement" shall mean this Third Amended and Restated Credit Agreement and all the exhibits and schedules attached hereto, as amended from time to time.

           "Borrower" shall mean individually, and "Borrowers" shall mean individually and collectively, each of the Borrowers identified on Schedule 1 attached hereto on the date of this Agreement, as supplemented from time to time as provided in Paragraph 5.12 hereof.

           "Business Day" shall mean any day not a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania.

           "Capital" shall mean, as of any date of determination, the sum of Funded Debt and Consolidated Net Worth for the Company and its Consolidated Subsidiaries as of such date.

           "Capital Expenditures" shall mean expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including direct or indirect acquisition of such assets, provided, that Permitted Acquisitions shall not constitute Capital Expenditures.

           "Capital Leases" shall mean capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13 dated November 1976, as amended and updated from time to time.

           "CGC" shall mean CGC Liquidation Company, a Delaware general partnership.

           "CHMC" shall mean Centennial HealthCare Management Corporation (formerly known as WelCare International Management Corporation), a Georgia corporation and a wholly-owned Subsidiary of the Company.

           "Code" shall mean the Internal Revenue Code of 1986, as amended and regulations promulgated thereunder.

           "Collateral" shall mean the collateral security afforded to Agent on behalf of the Lenders from time to time under the Collateral Security Documents.

           "Collateral Security Documents" shall mean collectively, this Agreement; the Pledge Agreements, and related stock certificates and stock powers and financing statements; and any additional documents granting security to Agent on behalf of the Lenders pursuant to this Agreement.

           "Commitment" shall mean the maximum aggregate principal amount up to which the Lenders, on a several basis, have agreed to make Advances under
Section 2 hereof and/or participate in the issuance of Letters of Credit under
Section 2A hereof, being One Hundred Twenty Million Dollars ($120,000,000) on the date hereof, as such maximum aggregate principal amount may be decreased from time to time pursuant to Paragraph 2.8 hereof.

           "Company" shall mean Centennial HealthCare Corporation, a Georgia corporation.

           "Compliance Certificate" shall mean a certificate in the form of Exhibit F attached hereto delivered by Borrowers to Lenders pursuant to Paragraph 5.4 or Paragraph 4.1 hereof.

           "Consolidated Fixed Charge Coverage Ratio" shall mean, as of any date of determination, the ratio of Adjusted EBITDAR to Adjusted Fixed Charges.

           "Consolidated Net Worth" shall mean, as of any date of determination, Consolidated Total Assets less Consolidated Total Liabilities.

           "Consolidated Subsidiary" shall mean individually, and "Consolidated Subsidiaries" shall mean individually and collectively, with respect to any Person, those Subsidiaries of such Person whose accounts, financial results or position, for financial accounting purposes, are consolidated with those of such Person. Unless the context specifies otherwise, all references in this Agreement to a Consolidated Subsidiary shall refer to a Consolidated Subsidiary of the Company.

           "Consolidated Total Assets" shall mean, as of any date of determination, all assets, as defined in accordance with GAAP, of the Company and its Consolidated Subsidiaries as of such date.

           "Consolidated Total Liabilities" shall mean, as of any date of determination, all liabilities and deferred items, as defined in accordance with GAAP, of the Company and its Consolidated Subsidiaries as of such date.

           "Default" shall mean an event or circumstance which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

           "EBITDA" shall mean, for any period, Net Income of the Company and its Consolidated Subsidiaries for such period plus (to the extent deducted from revenue in calculating net income) depreciation, amortization and non-recurring non-cash charges and expenses associated with a sale of assets or refinancing of Indebtedness or leases permitted hereunder, taxes and interest expense (including interest expense on Capital Leases) for the Company and its Consolidated Subsidiaries for such period.

           "EBITDAR" shall mean for any period, EBITDA of the Company and its Consolidated Subsidiaries for such period plus operating lease expense for the Company and its Consolidated Subsidiaries for such period.

           "Effective Date" shall mean the date that this Agreement becomes effective in accordance with Paragraph 4.1 hereof.

           "Environmental Control Statutes" shall mean all federal, state or local laws and regulations regarding environmental or pollution concerns including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended, "CERCLA"), the Solid Waste Disposal Act, the Clean Water Act and the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act Amendments of 1972 and the Occupational Safety and Health Act, each as amended from time to time, and all regulations, directives, policies or interpretations issued in connection with any such statute.

           "EPA" shall mean the United States Environmental Protection Agency, or any successor thereto.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, all amendments thereto and all rules and regulations in effect at any time thereunder.

           "ERISA Affiliate" shall mean any company, whether or not incorporated, and any other Person which is considered a single employer or an affiliated service group with any Borrower under Section 414(b) of the Code.

           "Event of Default" shall mean each of the events described in Paragraph 8.1 hereof.

           "Existing Credit Agreement" shall mean the Amended and Restated Credit Agreement dated December 18, 1996, as amended, among Borrowers, the lenders signatory thereto and First Union as Agent.

           "Existing Lenders" shall mean the Lenders as defined in the Existing Credit Agreement.

           "Funded Debt" shall mean, as of any date of determination, the sum, without duplication, of (i) the aggregate amount available to be drawn under Letters of Credit and the aggregate amount of unreimbursed draws under Letters of Credit; plus (ii) the aggregate principal amount of all Indebtedness for (A) borrowed money other than trade indebtedness incurred in the normal and ordinary course of business for value received, (B) installment purchases of real or personal property, (C) Capital Leases, and (D) guaranties of Funded Debt of others; and plus (iii) the aggregate outstanding balance of all Advances under the Lease Financing Facility, as defined in the Lease Financing Rules of Usage and Definitions.

           "GAAP" shall mean generally accepted accounting principles, which shall be (i) applied in accordance with Statement on Auditing Standards No. 69 "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles in the Independent Auditor's Report," (SAS 69) or superseding pronouncements, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and (ii) in the form and content of any requirements for financial statements filed with the Securities and Exchange Commission, as long as the Company is subject to such requirements, in all cases applied on a consistent basis. The requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period; provided, however, that changes in the application of accounting principles required under SAS 69, or superseding pronouncements or requirements of the Securities and Exchange Commission shall not, by themselves, be considered inconsistent applications of such principles.

           "Hazardous Substance" shall mean petroleum products, explosives, or any other substance which is defined as a hazardous or toxic substance, waste, pollutant or contaminant by any of the Environmental Control Statutes.

           "HCCC Subordinated Debt" shall mean the Indebtedness of Borrowers to Health Care Capital Consolidated, Inc. pursuant to that certain 8% Convertible Subordinated Promissory Note dated May 1, 1997 in the original principal amount of $2,000,000.

           "HCFA" shall mean the Health Care Financing Administration of the United States Department of Health and Human Services and any successor thereto.

           "HCPI" shall mean Health Care Property Investors, Inc., a Maryland corporation.

           "Health Care Facility" shall mean any Nursing Home, Permitted Hospital or other property or facility which any Borrower or any Subsidiary owns, leases, operates or manages on or after the date hereof.

           "Holders" shall mean the Holders as defined in the Lease Financing Rules of Usage and Definitions.

           "Indebtedness" shall mean, for any Person, all obligations of such Person which in accordance with GAAP shall be classified on a balance sheet of such Person as liabilities of such Person and in any event shall include, without duplication, all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any lien upon property or assets owned by such Person, notwithstanding that such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capital Leases, (e) guarantees and (f) letters of credit and letter of credit reimbursement obligations.

           "Knowledge of Borrowers" shall mean the actual knowledge of any senior officer of Borrowers, or knowledge which any such senior officers should have possessed in the ordinary course of managing the business and affairs of the Borrowers in a manner consistent with the standards of a reasonably prudent business person in the long-term care industry.

           "Lease Financing Facility" shall mean the lease financing facilities established pursuant to the Operative Agreements, as defined in the Lease Financing Rules of Usage and Definitions.

           "Lease Financing Lender" shall mean each of the Lenders as defined in the Lease Financing Rules of Usage and Definitions.

           "Lease Financing Rules of Usage and Definitions" shall mean the Rules and Usage and Definitions relating to the Lease Financing Facility, a copy of which is attached hereto as Exhibit L.

           "Lender" shall mean individually and "Lenders" shall mean individually and collectively, the institutions identified on Schedule 2 attached hereto and their respective successors and assigns in accordance with Paragraph 10.2 hereof (which as provided therein, requires the prior written consent of the Borrowers under certain circumstances), so long as such institution retains any portion of the Commitment or Loan hereunder.

           "Lessor" shall mean the Lessor as defined in the Lease Financing Rules of Usage and Definitions.

           "Letter of Credit" shall mean individually, and "Letters of Credit" shall mean individually and collectively, the letter(s) of credit issued hereunder or under the Existing Credit Agreement in the form agreed upon at the time of issuance thereof participated in by all the Lenders pursuant to the terms and conditions of Section 2A hereof.

           "Letter of Credit Request Form" shall mean the certificate in the form attached as Exhibit B-1 hereto to be delivered by Borrowers to Agent as a condition of each issuance of a Letter of Credit pursuant to Paragraph 2A.3 hereof.

           "Letter of Credit Sublimit" shall mean the portion of the Commitment up to which Lenders have agreed to participate in the issuance by Agent of Letters of Credit pursuant to Section 2A hereof, being Fifteen Million Dollars ($15,000,000).

           "Licenses" shall mean all licenses, permits or other grants of authority obtained or required to be obtained by any Borrower from the United States government, HCFA or any Local Authority in connection with the ownership or operation of any Health Care Facility or other business of Borrowers.

           "Loan" shall mean the outstanding principal balance of indebtedness advanced, and the face amount of Letters of Credit issued, under the Commitment and the Swing Line Commitment, and without duplication the amount of all unreimbursed draws under Letters of Credit, together with interest accrued on and fees and expenses incurred in connection with any of the foregoing.

           "Loan Documents" shall mean this Agreement, the Notes, the Collateral Security Documents, and all other agreements, documents and instruments required hereunder or executed and delivered in connection with this Agreement (or in connection with the Existing Credit Agreement and confirmed by written agreement in connection herewith).

           "Local Authorities" shall mean individually and collectively all state and local governmental authorities and administrative agencies which possess statutory or regulatory authority over the ownership or operation of any Health Care Facility or other business of Borrowers.

           "Long-Term Management Contract" shall mean a contract providing for the management of a Health Care Facility by a Borrower substantially in the form of Exhibit G attached hereto having a term of not less than five (5) years.

           "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, assets or prospects of the Company and its Consolidated Subsidiaries taken as a whole as a result of any event, condition, circumstance or contingency.

           "Maximum Principal Amount" shall mean the maximum principal amount of the Commitment up to which the applicable Lender has agreed to lend funds and/or participate in the issuance of Letters of Credit, as set forth in Schedule 2 attached hereto.

           "NC Health Care" shall mean NC Health Care, Inc., a Georgia corporation.

           "NC Health Care Loans" shall mean the loans by Borrowers to NC Health Care and subsidiaries of NC Health Care, having an aggregate outstanding balance of $7,226,024 as of the date hereof.

           "NCHC" shall mean NCHC, Inc., a Louisiana corporation.

           "NCHC Loan" shall mean the loans by Borrowers to NCHC having an aggregate outstanding balance of $7,700,747 as of the date hereof.

           "Net Cash Proceeds" shall mean, with respect to any Sale of Material Assets, the cash proceeds received by the seller in such a transaction less (i) the reasonable costs of the transaction, (ii) reasonable reserves for retained liabilities, (iii) applicable taxes arising out of the transaction, and (iv) any Medicare or Medicaid reimbursement adjustments caused by and which are required to be and are paid or reserved in connection with such transaction.

           "Net Income" shall mean, for any period, the net income (or loss) of the Company and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

           "Note" shall mean individually, and "Notes" shall mean individually and collectively the Notes in the form of Exhibit C attached hereto, to be delivered by Borrowers to Lenders pursuant to Paragraph 4.1 hereof, as the same may be amended, modified, extended, consolidated or restated from time to time.

           "Nursing Home" shall mean individually and "Nursing Homes" shall mean individually and collectively the nursing homes owned, leased, operated or managed by any Borrower on or after the date hereof.

           "OGRLP" shall mean Oak Grove of Rutherford Limited Partnership, a North Carolina limited partnership.

           "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successorthereto.

           "Permitted Acquisition" shall mean any acquisition by a Borrower of a business, by merger or by purchase of stock or assets, if: (i) such business, when acquired, would be within the Permitted Lines of Business; and (ii) such transaction otherwise is in compliance with Paragraph 6.8 hereof.

           "Permitted Hospital" shall mean a health care facility licensed as a hospital which (i) is located in a market in which Borrowers have other operations within a Permitted Line of Business, (ii) has no more than 125 licensed hospital beds, and (iii) engages in the provision of health care services at any acuity level comparable to other operations of Borrowers as of the date of this Agreement.

           "Permitted Investments" shall mean (i) investments in commercial paper maturing in one hundred eighty (180) days or less from the date of issuance which are rated A1 or better by Standard & Poor's Corporation or P1 or better by Moody's Investors Services, Inc.; (ii) investments in marketable direct obligations of the United States of America or obligations of any agency thereof which are guaranteed by the United States of America, provided that such obligations mature within three (3) years of the date of acquisition thereof;
(iii) investments in certificates of deposit issued by a bank or trust company organized under the laws of the United States or any state thereof, having a rating of A or better from Moody's Investors Services, Inc.; (iv) investments of Borrowers existing on the date hereof and disclosed on Exhibit E attached hereto, but without increase in the principal amount thereof after the date of this Agreement, and (v) interest rate hedging contracts having a notional amount not in excess of the Commitment. Permitted Investments shall not include the Shares of any Borrower.

           "Permitted Lines of Business" shall mean the provision of nursing care, home health, speech therapy, occupational therapy, pharmacy, respiratory, pain and intravenous therapy, enterals and urological therapy or physical therapy services and products and all other ancillary services related to the operation of a Nursing Home or Permitted Hospital (subject to the restrictions set forth in the definition thereof), and the ownership, management, or operation of facilities related thereto.

           "Person" shall mean any individual, corporation, partnership, company, association, limited liability corporation or other legal entity.

           "Plan" shall mean any pension benefit or welfare benefit plan program or arrangement that is an employee benefit plan within the meaning of Section 3(3) of ERISA covering employees of any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate makes contributions.

           "Pledge Agreements" shall mean the pledge agreements and security agreements executed and delivered or confirmed pursuant to Paragraph 4.1 hereof, or delivered from time to time pursuant to Paragraph 5.12 of this Agreement, as the same may be amended, modified or restated from time to time.

           "Pro Rata Share" shall mean, as to a Lender at any time, the ratio which the outstanding principal balance of its portion of the Loan outstanding at such time hereunder bears to the aggregate outstanding principal balance of the Loan at such time; or if no indebtedness is outstanding hereunder at such time, its percentage share of the Commitment as set forth in Schedule 2 attached hereto.

           "Required Lenders" shall mean those Lenders (which may include Agent in its capacity as a Lender) holding Pro Rata Shares of the Loan aggregating in excess of fifty percent (50%).

           "Restricted Payments" shall mean redemptions, purchases, repurchases, dividends and distributions of any kind in respect of Shares of the Company (except dividends payable solely in the common stock of the Company) and payments of principal and interest on Subordinated Debt.

           "Rolling Period" shall mean a period of four consecutive fiscal quarters.

           "Sale of Material Assets" shall mean the sale or other disposition (including damage, destruction or condemnation of assets, but excluding any foreclosure, transfer in lieu of foreclosure or similar event following a default) by any Borrower, in a single transaction or in the aggregate as to all transactions within any twelve (12) consecutive months, of assets (including stock or other investments or interests in a Person) which, valued at the greater of book value or fair market value, have a value of Ten Million Dollars ($10,000,000) or more; excluding dispositions of equipment no longer used by Borrowers and inventory, in each case in the ordinary course of business, and the sale of Permitted Investments for cash or the conversion into cash of Permitted Investments.

           "Secured Parties" shall mean, individually and collectively, Agent, the Lenders, the Lease Financing Lenders, and, as defined in the Lease Financing Rules of Usage and Definitions, the Holders, the Lessor, the Owner Trustee, in its capacity as trustee, the Agent and the Syndication Agent.

           "Shares" shall mean, with respect to any Person, any and all shares of capital stock of any class or other shares, interests, participations or other equivalents (however designated) in the capital of such Person.

           "Subordinated Debt" shall mean the HCCC Subordinated Debt and any additional Indebtedness of the Company or any Consolidated Subsidiary of the Company subordinated to the Loan with subordination and repayment provisions and covenants as are in form and substance satisfactory to Required Lenders.

           "Subsidiary" shall mean, with respect to any Person, any other Person of which such other Person owns, directly or indirectly, more than fifty percent (50%) of any class or classes of securities and any Partnership of which such Person is a General Partner.

           "Swing Line Commitment" shall mean the obligation of the Agent to make Swing Line Loans pursuant to Paragraph 2.15 hereof in an aggregate principal amount of up to Five Million Dollars ($5,000,000).

           "Swing Line Loan" shall mean an advance under the Swing Line Commitment made by the Agent on behalf of the Lenders pursuant to Paragraph 2.15 hereof.

           "Taxes" shall have the meaning specified in Paragraph 2.17 hereof.

           "Termination Date" shall mean the earlier of (i) July 31, 2003, or
(ii) the date on which a Commitment is terminated pursuant to Paragraph 2.8 hereof.

           "Year 2000 Compliant" means, as to any computer system or application or micro-processor dependent good or equipment, that it is designed and intended to be used prior to, during and after the calendar year 2000 AD and that it will operate as designed and intended during each such time period without error relating to date data or date information, specifically including any error relating to, or the product of, date data or date information that represents or references different centuries or more than one century.

           1.2. Rule of Construction. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP.

                                   SECTION 2
                                   FACILITY

           2.1.  Commitment.

                 (a) Commitment. From time to time prior to the Termination Date, subject to the provisions below, each Lender severally agrees to make Advances to Borrowers up to such Lender's Maximum Principal Amount as set forth on Schedule 2 attached hereto, and Borrowers may repay at the offices of Agent and reborrow under the Commitment, up to an aggregate principal amount not to exceed at any time outstanding (together with the amount available to be drawn under Letters of Credit and any unreimbursed draws under Letters of Credit) the amount of the Commitment as from time to time in effect, less the amount of any outstanding Swing Line Loans.

                 (b) Joint and Several Obligation. The obligations of Borrowers hereunder are and shall be joint and several.

                 (c) Authority of the Company. Each of the Borrowers hereby irrevocably authorizes and requests that the Company execute all Advance Request Forms, make all elections as to interest rates and take any other actions required or permitted of Borrowers hereunder, on its respective behalf, in each case with the same force and effect as if such Borrower had executed such Advance Request Form, made such election or taken such other action itself.

           2.2. Promissory Notes. The indebtedness of Borrowers to each Lender under the Loan will be evidenced by a Note executed by Borrowers, jointly and severally, in favor of such Lender. The original principal amount of each Lender's Note will be the amount identified in Schedule 2 attached hereto as its Maximum Principal Amount; provided, however, that notwithstanding the face amount of each such Note, the Borrowers' liability under each such

Note shall be limited at all times to the actual indebtedness, principal, interest, fees, and expenses, then outstanding to such Lender under the Loan.

           The Notes shall collectively replace and supersede the Notes dated December 18, 1996 by Borrowers in favor of the lenders under the Existing Credit Agreement (the "Existing Notes"), provided, that the execution and delivery of the Notes shall not in any circumstance be deemed to have terminated, extinguished or discharged the Indebtedness under the Existing Notes, all of which Indebtedness and the Collateral therefor shall continue under and be governed by the Notes, this Agreement and the other Loan Documents. The Notes collectively are a replacement, consolidation, amendment and restatement of the Existing Notes and are NOT A NOVATION. Nothing herein is intended to modify or in any way affect the priority of the Collateral which secures the Loan.

           2.3. Lenders' Participation. Lenders shall participate in the Loan in the Maximum Principal Amounts and Pro Rata Shares set forth in Schedule 2 attached hereto.

           2.4. Use of Proceeds. Advances under the Commitment may be used solely (i) for Borrowers' working capital needs, (ii) for Capital Expenditures and general corporate purposes of Borrowers, (iii) for reimbursement of draws under Letters of Credit in accordance with Paragraph 2A.4(b) hereof, (iv) to finance the purchase price and related expenses in connection with Permitted Acquisitions, (v) to advance working capital financing to other parties in connection with entering into Long-Term Management Contracts, as permitted pursuant to Paragraph 6.3(iv) hereof, and (vi) to refinance indebtedness outstanding under the Existing Credit Agreement; provided, however, that in no event shall the proceeds of any Advance be advanced to or used by any Subsidiary that is not a Borrower.

           2.5. Repayment. The aggregate outstanding principal balance of the Loan on July 31, 2003 shall be due and payable in full on such date; provided, however, that notwithstanding the foregoing, the entire outstanding balance of the Loan shall be payable in full on the date of acceleration of the Loan pursuant to Paragraph 8.2 hereof.

           2.6. Interest. Portions of the Loan shall bear interest on the outstanding principal amount thereof in accordance with the following provisions:

                 (a) Definitions. As used in this Paragraph 2.6 and elsewhere in this Agreement, the following words and terms shall have the meanings specified below:

           "Adjusted Libor Rate" shall mean, for any Interest Period, as applied to a Portion, the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) determined pursuant to the following formula:

           Adjusted Libor                   Libor Rate
                                  [1 - Reserve Percentage]

For purposes hereof, "Libor Rate" shall mean, as applied to a Portion, the rate which appears on the Telerate page 3750 at approximately 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of such Interest Period for the offering to leading banks in the London Interbank Market of deposits in United States dollars ("Eurodollars") or, if such rate does not appear on the Telerate page 3750, the rate which appears (or, if two or more such rates appear, the average rounded up to the nearest 1/16 of 1% of the rates which appear) on the Reuters Screen LIBO Page as of 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of the Interest Period, in either case for an amount substantially equal to such Portion as to which Borrower may elect the Adjusted Libor Rate to be applicable with a maturity of comparable duration to the Interest Period selected by Borrower for such Portion, as may be adjusted from time to time in accordance with Paragraph 2.6(f) hereof.

           "Applicable Margin" means the percentage per annum set forth in the appropriate column below that corresponds to the ratio of Adjusted Total Debt to Adjusted EBITDAR (the Applicable Margin being the lowest applicable percentage per annum as to which the ratio requirement has been attained):


                                Applicable Margin
        Ratio of Adjusted TotalBase Rate    Libor
 Level  Debt to Adjusted EBITDARPortions  Portions
I       less than or equal to 3.50 to 1 0.00%     0.875%
II      less than or equal to 4.00 to 1 0.00%     1.125%
        but greater than or 3.50 to 1
III     less than or equal to 4.50 to 1 0.00%     1.375%
        but greater than 4.00 to 1
IV      greater than 4.50 to 1          0.125%    1.625%


The initial Applicable Margin, which shall be applicable commencing on the Effective Date, shall be based on the Company's financial statements for the fiscal period ended March 31, 1998 and the Compliance Certificate delivered pursuant to Paragraph 4.1 hereof; thereafter the Applicable Margin shall adjust automatically, as appropriate, on the day following delivery of each Compliance Certificate, provided, that in the event that a Compliance Certificate has not been delivered as required by Paragraph 5.4 then the Applicable Margin shall adjust to Level V provided above as of the date of required delivery; provided further, however, that the Applicable Margin shall adjust on the day after delivery of such delinquent Compliance Certificate based on the ratio set forth in such Compliance Certificate. Notwithstanding the foregoing, at any time that the default rate of interest shall apply in accordance with Paragraph 2.6(b)(ii) hereof, the Applicable Margin shall be the highest margin provided above with respect to Base Rate Portions and Libor Portions, respectively.

           "Base Rate" shall mean the higher of (a) the Federal Funds Rate plus one half of one percent (1/2%) per annum or (b) the Prime Rate.

           "Federal Funds Rate" shall mean the daily rate of interest announced from time to time by the Board of Governors of the Federal Reserve System in publication H.15 as the "Federal Funds Rate."

           "Interest Period" shall mean, with respect to the Adjusted Libor Rate, a period of one (1), two (2), three (3) or six (6) months' duration, as Borrowers may elect, during which the Adjusted Libor Rate is applicable; provided, however, that (a) if any Interest Period would otherwise end on a day which shall not be a London Business Day, such Interest Period shall be extended to the next succeeding London Business Day, unless such London Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding London Business Day, subject to clause (c) below; (b) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires; and (c) with respect to an Interest Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last London Business Day of a calendar month.

           "London Business Day" shall mean any Business Day on which banks in London, England are open for business.

           "Portion" shall mean a portion of the Loan as to which a specific interest rate and, in the case of a Portion bearing interest based upon the Adjusted Libor Rate, an Interest Period, has been elected by Borrowers.

           "Prime Rate" shall mean the rate of interest announced by Agent from time to time as its prime rate.

           "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

           "Reserve" shall mean, for any day, that reserve (expressed as a decimal) which is in effect (whether or not actually incurred) with respect to a Lender (or any bank Affiliate of such Lender) on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender (or any bank Affiliate of such Lender) is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender (or any bank Affiliate of such Lender) is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

           "Reserve Percentage" shall mean, for a Lender (or any bank Affiliate of such Lender) on any day, that percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender (or any bank Affiliate of such Lender) is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender is subject), for determining the reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) deposits of United States Dollars or (ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a Portion subject to an Adjusted Libor Rate or any Loan made with the proceeds of such deposit. The Adjusted Libor Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                 (b)  Interest on Loan.

                      (i) At the Borrowers' election in accordance with the provisions of Paragraph 2.6(c) below, in the absence of an Event of Default hereunder and prior to maturity or judgment, and subject to clause (ii) below, any Portion of the Loan shall bear interest at either of the following rates:

                            (A) Base Rate. The Base Rate plus the Applicable Margin, such rate to change when and as the Base Rate changes and when and as the Applicable Margin changes.

                            (B) Adjusted Libor Rate. The Adjusted Libor Rate plus the Applicable Margin, such rate to change when and as the Applicable Margin changes.

                     (ii) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, including after maturity and upon judgment, Borrowers hereby agree to pay to Lenders interest
(A) on any outstanding Portion of the Loan or bearing interest based on the Adjusted Libor Rate, at the rate which is two percent (2%) per annum in excess of the Adjusted Libor Rate plus the highest margin provided in the definition of Applicable Margin with respect to Libor Portions through the end of the applicable Interest Period, and thereafter, at the rate of two percent (2%) per annum in excess of the Base Rate plus the highest margin provided in the definition of Applicable Margin with respect to Base Rate Portions, and (B) on any Portion bearing interest based on the Base Rate, at the rate of two percent (2%) per annum in excess of the Base Rate plus the highest margin provided in the definition of Applicable Margin with respect to Base Rate Portions.

                     (iii) Borrowers shall pay to Existing Lenders on the EffectiveDate all accrued and unpaid interest to and including the Effective Date in accordance with the Existing Credit Agreement together with all funding costs and loss of earnings associated with the termination of outstanding Libor Portions as of the Effective Date, calculated in accordance with Exhibit D attached hereto.

                (c) Procedure for Determining Interest Periods and Rates of Interest.

                      (i) If Borrowers elect the rate based on the Base Rate to be applicable to a Portion, Borrowers must notify Agent of such election in writing prior to eleven o'clock (11:00) a.m. Agent's local time one (1) Business Day prior to the proposed application of such rate. If Borrowers elect the rate based on the Adjusted Libor Rate to be applicable to a Portion, Borrowers must notify Agent of such election and the Interest Period selected prior to eleven o'clock (11:00) a.m. Agent's local time at least three (3) London Business Days prior to the commencement of the proposed Interest Period. If Borrowers do not provide notice for the rate based on the Adjusted Libor Rate, then Borrowers shall be deemed to have requested that the rate based on the Base Rate shall apply to any Portion as to which the Interest Period is expiring and to any new Advance of the Loan until Borrowers shall have given proper notice of a change in or determination of the rate of interest in accordance with this Paragraph 2.6(c).

                      (ii) Borrowers shall not elect more than four (4) different Portions bearing interest at the rate based on the Adjusted Libor Rate to be applicable to the Loan at one time.

                 (d) Payment and Calculation of Interest. With respect to Portions which bear interest at the rate based on the Adjusted Libor Rate, interest shall be due and payable on the last day of each Interest Period for each such Portion and, in the case of a Portion with an Interest Period of six
(6) months, on the ninetieth (90th) day after the Portion is advanced and on the last day of the Interest Period, and with respect to Portions which bear interest at the rate based on the Base Rate, interest shall be due and payable on the last Business Day of the month commencing on the first such date after the first Advance which bears interest at the rate based on the Base Rate. Interest shall be calculated in accordance with the provisions of Paragraph 2.6(b) hereof; all interest shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days for Portions bearing interest at the rate based on the Adjusted Libor Rate, and over a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, for Portions bearing interest at the rate based on the Base Rate.

                 (e) Reserves. If at any time when a Portion is subject to the rate based on the Adjusted Libor Rate, a Lender (or a bank Affiliate of such a Lender) is subject to and incurs a Reserve, other than a Reserve Percentage provided in the calculation of the applicable Adjusted Libor Rate, Borrowers hereby agree to pay within five (5) Business Days of demand thereof from time to time, as billed by Agent on behalf of itself or a Lender, such additional amount as is necessary to reimburse such Lender (or such Lender's bank Affiliate) for its costs in maintaining such Reserve. Such amount shall be computed by taking into account the cost incurred by the Lender (or such Lender's bank Affiliate) in maintaining such Reserve in an amount equal to such Lender's ratable share of the Portion on which such Reserve is incurred, which computation shall be set forth in any such demand by Agent on behalf of itself or a Lender. The Agent agrees to bill Borrowers promptly upon receipt of any such demand from a Lender. The determination by Agent or any Lender of such costs incurred and the allocation, if any, of such costs among Borrowers and other customers which have similar arrangements with such Lender (or such Lender's bank Affiliate) shall be prima facie evidence of the correctness of the fact and the amount of such additional costs.

                 (f) Special Provisions Applicable to Adjusted Libor Rate. The following special provisions shall apply to the Adjusted Libor Rate:

                      (i) Change of Adjusted Libor Rate. The Adjusted Libor Rate may be automatically adjusted by Agent with respect to any Lender on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to subparagraph (e) above, that increase the cost to any Lender of funding the Loan or a Portion thereof bearing interest based on the Adjusted Libor Rate. Agent shall give Borrowers and each Lender notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment. Borrowers may, by notice to Agent, (A) request Agent to furnish to Borrowers a statement setting forth the basis for adjusting such Adjusted Libor Rate and the method for determining the amount of such adjustment; and/or (B) repay the Portion of the Loan with respect to which such adjustment is made, subject to the requirements of Paragraph 2.9 and 2.10 hereof.

                     (ii) Unavailability of Eurodollar Funds. In the event that Borrowers shall have requested the rate based on the Adjusted Libor Rate in accordance with Paragraph 2.6(c) and any Lender (or such Lender's bank Affiliate) shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the Portion and for the Interest Period specified are unavailable, or that the rate based on the Adjusted Libor Rate will not adequately and fairly reflect the cost of making or maintaining the principal amount of the Portion specified by Borrowers during the Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted Libor Rate applicable to the specified Interest Period, such Lender shall give notice to Agent and Agent shall promptly give notice of such determination to Borrowers that the rate based on the Adjusted Libor Rate is not available. A determination by such Lender (or such Lender's bank Affiliate) hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability.

Upon such a determination, (i) the obligation to advance or maintain Portions at the rate based on the Adjusted Libor Rate shall be suspended until Agent shall have notified Borrowers and Lenders that such conditions shall have ceased to exist, and (ii) the rate based on the Base Rate shall be applicable to all Portions.

                     (iii) Illegality. In the event that it becomes unlawful for a Lender (or such Lender's bank Affiliate) to maintain Eurodollar liabilities sufficient to fund or maintain any Portion of the Loan subject to the rate based on the Adjusted Libor Rate, then such Lender shall immediately notify Borrowers thereof (with a copy to Agent) and such Lender's obligations hereunder to advance or maintain advances at the rate based on the Adjusted Libor Rate shall be suspended until such time as such Lender (or such Lender's bank Affiliate) may again cause the rate based on the Adjusted Libor Rate to be applicable to its share of any Portion of the outstanding principal balance of the Loan and such Lender's share of any Portion shall then be subject to the rate based on the Base Rate.

           2.7.  Advances.

                 (a) At the time Borrowers provide the requisite notice set forth in Paragraph 2.6(c) hereof relating to the election of interest rates, Borrowers shall give Agent written notice of each requested Advance. Such notice of a requested Advance shall be in the form of the Advance Request Form attached hereto as Exhibit A, shall be certified by the chief executive or chief financial officer of the Company, on behalf of Borrowers, and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of the date of and upon receipt of the requested Advance:

                     (i) the aggregate amount of the requested Advance, which shall be equal to $1,000,000 or an even multiple of $250,000 in excess thereof;

                     (ii)   the date of the requested Advance;

                     (iii) the interest rate(s) Borrowers have elected to apply to the Advance and, if more than one interest rate has been elected, the amount of the Portion as to which each interest rate shall apply and, in the case of Portions bearing interest at the rate based on the Adjusted Libor Rate, the Interest Period;

                     (iv) confirmation of compliance with Paragraphs 5.15 through 5.18 hereof immediately prior to and following such Advance and, if applicable, consummation of the Permitted Acquisition;

                     (v) a statement that the Advance will be used for the purposes permitted by Paragraph 2.4 hereof;

                     (vi) statements that the representations and warranties set forth in Section Three hereof and in the Collateral Security Documents are true and correct in all material respects as of the date thereof; no Default or Event of Default has occurred and is then continuing; and there has been no Material Adverse Effect or event or circumstance which might reasonably be expected to have a Material Adverse Effect since the date hereof;

                     (vii) in the case of an Advance for purposes of making a Permitted Acquisition:

                            (A)  a statement that based on the pro forma
combined financial statements required pursuant to Paragraph 6.8 hereof, there would be no Default or Event of Default for the most-recent fiscal period for which a Compliance Certificate has been delivered and for the remaining life of the Loan; and

                            (B)  a covenant to deliver such additional documents
as any Lender may reasonably request in accordance with Paragraph 5.12 hereof.

                 (b) (i)Upon receiving a request for an Advance in accordance with subparagraph (a) above, Agent shall request by prompt notice to Lenders that each Lender advance funds to Agent so that each Lender participates in the requested Advance in the same percentage as it participates in the applicable Commitment. In the case of a request for an Advance for purposes of making a Permitted Acquisition, the Agent shall promptly provide copies of the Advance Request Form and all attachments and information provided to the Lenders. Each Lender shall advance its applicable percentage of the requested Advance to Agent by delivering federal funds immediately available at Agent's offices prior to twelve o'clock (12:00) noon on the date of the Advance. Subject to the satisfaction of the terms and conditions hereof, Agent shall make the requested Advance available to Borrowers by crediting such amount to the Company's deposit account with Agent not later than two o'clock (2:00) p.m. on the day of the requested Advance; provided, however, that in the event Agent does not receive a Lender's share of the requested Advance by such time as provided above, Agent shall not be obligated to advance such Lender's share.

           (ii) Unless Agent shall have been notified by a Lender prior to the time such Lender's share of any such Advance is to be made by such Lender that such Lender does not intend to make its share of such requested Advance available to Agent, Agent may assume that such Lender has made such proceeds available to Agent on such date, and Agent may, in reliance upon such assumption (but shall not be obligated to), make available to Borrowers a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Lender on the date the Advance is made, Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand, from Borrowers) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrowers and ending on (but excluding) the date Agent recovers such amount, from such Lender, at a rate per annum equal to the effective rate for overnight federal funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day) and from Borrowers, at a rate per annum as provided in Paragraph 2.6(b)(i)(A) hereof.

                (c) Each request for an Advance pursuant to this Paragraph 2.7 shall be irrevocable and binding on Borrowers. In the case of any Advance bearing interest at the rate based upon the Adjusted Libor Rate, Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such request for an Advance the applicable conditions set forth in Section Four hereof, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender when such Advance, as a result of such failure, is not made on such date, as calculated by Agent in accordance with Exhibit D attached hereto.

           2.8.  Adjustments to Commitment.

                (a) Optional Reduction by Borrowers. Borrowers shall have the right at any time and from time to time, upon three (3) Business Days' prior written notice to Agent, to reduce the Commitment in whole or in part pro rata among the Lenders in increments of $1,000,000, without penalty or premium, provided that on the effective date of such reduction Borrowers shall make a payment to the Agent for the account of the Lenders in an amount, if any, by which the aggregate outstanding principal balance of the Loan exceeds the amount of the Commitment, as then so reduced, together with accrued interest on the amount so prepaid, and, if a Portion is paid prior to the last day of an Interest Period, any amounts which may be due pursuant to Paragraph 2.10 hereof.

                (b) Reduction in Connection with Increase in Lease Financing Facility. The Commitment shall be reduced automatically by an amount equal to the aggregate amount of any increase in the Holder Commitments and Lender Commitments (as defined in the Lease Financing Rules of Usage and Definitions) pursuant to Section 5.11 of the Participation Agreement (as defined in the Lease Financing Rules of Usage and Definitions). A copy of any notice delivered pursuant to such Section 5.11 of the Participation Agreement shall simultaneously be delivered to Agent hereunder.

                (c) Termination by Lenders. Pursuant to Paragraph 8.2 hereof, Required Lenders shall have the right to terminate the Commitment at any time, in their discretion and upon notice to Borrowers, upon the occurrence of any Event of Default hereunder. Any payment following the occurrence of an Event of Default, acceleration and demand for payment shall include the payment of any amounts due pursuant to Paragraph 2.10 hereof.

                (d) Pro Rata Reductions in Maximum Principal Amounts; Restoration Only with Consent. Any termination or reduction of the Commitment shall result in pro rata reduction in each Lender's Maximum Principal Amount, and shall be permanent; and the Commitment and respective Maximum Principal Amounts cannot thereafter be restored or increased without the written consent of all Lenders.

           2.9.  Prepayment; Repayment.

                (a) Voluntary Payments. Upon one (1) Business Day's prior written notice by Borrowers to Agent, Borrowers may prepay, in whole or in part, the outstanding principal balance under the Loan at any time without premium or penalty, provided that (i) any prepayment of the Loan shall be in an amount equal to $1,000,000 or a multiple of $250,000 in excess thereof; (ii) voluntary prepayments pursuant to this Paragraph 2.9(a) prior to the Termination Date shall not reduce the Commitment and may be reborrowed in accordance with this Agreement, and (iii) such prepayment shall include all accrued interest on the amount prepaid plus any amounts which may be due pursuant to Paragraph 2.10 hereof.

                (b) Mandatory Payments. In addition to any other required payments hereunder, Borrowers shall make principal payments in the circumstances and in the amounts set forth below:

                     (i) Asset Dispositions. In connection with each Sale of Material Assets approved by Lenders pursuant to Paragraph 6.7 hereof, the Net Cash Proceeds to the seller of such transaction shall be paid directly to Agent for the account of Lenders and applied to the Loan as set forth in subparagraph
(iv) below.

                     (ii) New Debt. In the event a Borrower incurs Indebtedness consented to by Required Lenders which is not otherwise permitted pursuant to Paragraph 6.1 hereof, the net cash proceeds of such Indebtedness shall be paid directly to Agent for the account of the Lenders and applied to the Loan as set forth in subparagraph (iv) below.

                     (iii) Equity Issuance. In connection with any issuance of equity by the Company, fifty percent (50%) of the net cash proceeds to the Company of such issuance shall be paid directly to Agent for the account of the Lenders and applied to the Loan as set forth in subparagraph (iv) below; provided, however, that no such payment shall be required in connection with proceeds received upon the issuance of shares of Common Stock in connection with an employee stock purchase plan or in connection with the exercise of employee and director stock options.

                     (iv) Application of Payments. Payments made pursuant to subparagraph 2.9(b)(i) through (iii) above shall be applied to the outstanding principal balance of the Loan and shall be accompanied by all accrued and unpaid interest and fees in connection with the amount prepaid (including any amount payable under Paragraph 2.10 hereof); provided, however, that in the absence of an Event of Default or Default hereunder the Company shall be entitled to determine the order in which Portions of the Loan shall be repaid pursuant to such payments. Any such payments prior to the Termination Date shall not reduce the Commitment and may be reborrowed in accordance with this Agreement.

           2.10. Funding Costs and Loss of Earnings. In connection with any prepayment or repayment of a Portion bearing interest at a rate based on an Adjusted Libor Rate made on other than the last day of the applicable Interest Period, whether such prepayment or repayment is voluntary, mandatory, by demand, acceleration or otherwise, Borrowers shall pay to Lenders all funding costs and loss of earnings which may arise in connection with such prepayment or repayment, as calculated by Agent in accordance with Exhibit D attached hereto.

           2.11. Payments. All payments of principal, interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by Borrowers to Agent for the accounts of the Lenders in immediately available funds before twelve o'clock (12:00) noon on any Business Day at the principal office of Agent set forth at the beginning of this Agreement. Payments received after twelve o'clock (12:00) noon will be deemed received on the next Business Day. Borrowers hereby authorize Agent to charge Borrowers' account with Agent for all payments of principal, interest and fees due hereunder.

           2.12. Commitment Fee. Borrowers shall pay to Agent, for the benefit of the Lenders, a non-refundable commitment fee on the average unused portion of each Lender's Maximum Principal Amount as from time to time in effect from the date hereof through the Termination Date at the applicable rate set forth below based on the ratio of Adjusted Total Debt to Adjusted EBITDAR for the Company and its Consolidated Subsidiaries:

           Ratio of Adjusted
           Total Debt to Adjust Commitment
           EBITDAR             Fee Rate

           less than or equal to.200% to 1

           less than or equal to.250% to 1
           but greater than 3.50 to 1

           less than or equal to.250% to 1
           but greater than 4.00 to 1

           greater than 4.50 to 1   0.375%

The commitment fee shall be payable at the offices of Agent for the account of the Lenders quarterly in arrears on the first day of each January, April, July and October, as billed by Agent, and on the Termination Date. The commitment fee shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

           Borrowers and Lenders hereby agree that for purposes of calculating the commitment fee to be paid from time to time under this Paragraph 2.12, (x) the unborrowed portion of each Lender's Maximum Principal Amount (on which such fee is calculated) shall be reduced by such Lender's percentage share of the amount available to be drawn under outstanding Letters of Credit and the amount of any unreimbursed draws on any Letters of Credit and (y) the unborrowed portion of First Union's Maximum Principal Amount shall be reduced by the aggregate outstanding balance of all Swing Line Loans.

           The commitment fees provided in this Paragraph 2.12 shall apply from and after the Effective Date, and Borrowers shall pay to Existing Lenders on the Effective Date all accrued and unpaid commitment fees to and including the Effective Date in accordance with the Existing Credit Agreement.

           2.13. Closing Fee. On the date of execution of this Agreement, Borrowers shall pay: (i) to each Lender whose Maximum Principal Amount hereunder, together with its Lender Commitment and Holder Commitment under the Lease Financing Facility (as defined in the Lease Financing Rules of Usage and Definitions) (in the aggregate, the Lender's "Aggregate Lender Commitment") is equal to or in excess of $25,000,000, a fee equal to 15 basis points on such Lender's Maximum Principal Amount, and (ii) to each Lender whose Aggregate Lender Commitment is less than $25,000,000, a fee equal to 10 basis points on such Lender's Maximum Principal Amount.

           2.14. Fees to Agents. Borrowers shall pay (a) to Agent the fees as agreed upon pursuant to that certain letter dated May 15, 1998 between the Company and Agent, and (b) to NationsBank, N.A. (South) as Syndication Agent the fees as agreed upon pursuant to that certain letter dated May 5, 1998 between the Company and NationsBank, N.A. (South).

           2.15.  Swing Line Loans.

                (a) Swing Line Commitment. Subject to the terms and conditions hereof, Agent may in Agent's discretion from the date hereof through and including the Termination Date make Swing Line Loans to Borrowers on a joint and several basis from time to time in an aggregate principal amount at any one time outstanding not to exceed Five Million Dollars ($5,000,000), provided, that, no Swing Line Loan shall be made if after giving effect to the making of such Swing Line Loan and the simultaneous application of the proceeds thereof, such Swing Line Loan shall exceed the aggregate Commitment as from time to time in effect less (x) outstanding Advances under the Commitment, (y) the amount of all other outstanding Swing Line Loans, and (z) the aggregate amount of all amounts available under and unreimbursed draws with respect to Letters of Credit. Except as otherwise may be agreed upon from time to time between the Company and the Agent, Borrowers shall give Agent written notice of each requested Advance of a Swing Line Loan. Such notice of a requested advance of a Swing Line Loan shall be certified by the chief executive officer or chief financial officer of the Company and shall be in the form of the Advance Request Form attached hereto as Exhibit A-2. Within the foregoing limits, the Borrowers may repay and reborrow under the Swing Line Commitment prior to the Termination Date, subject to and in accordance with the terms and limitations hereof.

                (b) Interest. The interest rate applicable to a Swing Line Loan shall be the Base Rate and shall be paid to the Agent for its own account on the last day of each month.

                (c) Payment. Each Swing Line Loan shall be due and payable on the earlier of: (i) the Termination Date and (ii) one (1) Business Day after the date on which Agent shall have demanded payment thereof; provided, however, that the Borrowers may pay the Swing Line Loan on any date in their discretion with same day notice to the Agent without premium or penalty.

                (d) Procedure for Swing Line Loans. Subject to the terms and conditions hereof, the Borrowers may borrow under the Swing Line Commitment on any Business Day prior to the Termination Date. Except as otherwise may be agreed upon from time to time between the Company and the Agent, the Borrowers shall give Agent irrevocable notice, which notice must be received by the Agent prior to one o'clock (1:00) p.m. Agent's local time, on the requested date, specifying in the notice (a) the amount requested to be borrowed and (b) the requested borrowing date. The proceeds of each Swing Line Loan will be made available by the Agent to the Borrowers by the Agent crediting the account of the Borrowers with such proceeds on the requested borrowing date.

                (e)  Allocating Swing Line Loans; Swing Line Loan Participation.

                  (i) The Agent, may in its sole and absolute discretion, direct that all Swing Line Loans owing to it be refunded by delivering a notice (a "Notice of Swing Line Refunding") to each Lender and, unless an Event of Default described in Paragraph 8.1(j) (an "Insolvency Event of Default") in respect of a Borrower has occurred, to the Borrowers. Each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the Company of an Advance Request Form requesting an Advance under the Commitment to bear interest at the Base Rate in an amount equal to the amount of the Swing Line Loans outstanding on such date. Unless an Insolvency Event of Default shall have occurred (in which case the procedures of Paragraph 2.15(e)(ii) shall apply), each Lender (including the Agent in its capacity as a Lender) shall (i) participate, in accordance with their respective percentage shares of the Commitment, in an Advance to Borrowers in an amount equal to the aggregate principal amount of the Swing Line Loans outstanding on the date of delivery of the applicable Notice of Swing Line Refunding and (ii) make its portion of such Advance available to the Agent for the account of the Agent at the office of the Agent prior to twelve o'clock (12:00) noon, Agent's local time, in funds immediately available to the Agent on the Business Day next succeeding the date such notice is given. The proceeds of such Advance shall be immediately applied to repay the outstanding Swing Line Loans.

                  (ii) If prior to the time an Advance would have otherwise been made pursuant to Paragraph 2.15(e)(i), an Insolvency Event of Default shall have occurred in respect of a Borrower, each Lender (other than the Agent) shall, on the date such Advance would have been made pursuant to the applicable Notice of Swing Line Refunding (the "Refunding Date"), purchase an undivided participating interest in the outstanding Swing Line Loans in an amount equal to (i) such Lender's percentage share of the Commitment times (ii) the aggregate principal amount of the Swing Line Loans then outstanding which were to have been repaid with Loans (the "Swing Line Participation Amount"). On the Refunding Date, each Lender shall transfer to the Agent, in immediately available funds, such Lender's Swing Line Participation Amount.

                  (iii) Whenever, at any time after the Agent has received from any Lender such Lender's Swing Line Participation Amount, the Agent receives any payment on account thereof, the Agent will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded) in like funds as received; provided, however, that in the event such payment received by the Agent is required to be returned, such Lender will return to the Agent any portion thereof previously distributed by the Agent to it in like funds as such payment is required to be returned by the Agent.

                  (iv) Each Lender's obligations pursuant to this Paragraph 2.15(e) to make Advances and to purchase participating interests shall be absolute and unconditional and shall not be affected by any circumstances including, without limitation, (i) any setoff counterclaim, recoupment, defense or other right which such Lender may have against any other Lender or any Borrower, or any Borrower may have against any Lender or any other person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement by any party hereto; (v) the failure to satisfy any condition to the making of any Advance hereunder; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

           2.16. Regulatory Changes in Capital Requirements. If any Lender shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any lending office or bank Affiliate of such Lender) or such Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's bank Affiliate or holding company (if any) as a consequence of this Agreement, the Commitment or the Loan made by such Lender pursuant hereto to a level below that which such Lender or its holding company or such bank Affiliate of such Lender could have achieved, but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's bank Affiliate or holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Borrowers shall pay to such Lender on demand as set forth below such additional amount or amounts as will compensate such Lender or its bank Affiliate or holding company for any such reduction suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Paragraph 2.6(b)(ii) hereof with respect to amounts not paid when due. Such Lender will notify Borrowers of any event occurring that will entitle such Lender to compensation pursuant to this Paragraph 2.16 as promptly as practicable within ninety (90) days after it obtains knowledge thereof.

           A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified above shall be delivered to Borrowers and shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by such Lender within ten (10) days after its receipt of the same.

           The Lenders shall determine the applicability of, and the amount due under, this Paragraph 2.16 consistent with the manner in which they apply similar provisions and calculate similar amounts payable to them by other borrowers having in their credit agreements provisions comparable to this Paragraph 2.16.

           Failure on the part of any Lender to demand compensation for increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to any other period.

           2.17. Taxes. Any and all payments by Borrowers to the Lenders hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding in the case of each Lender,
(i) taxes assessed solely on the net income of such Lender, and (ii) taxes and withholdings arising solely from a connection between such Lender and the jurisdiction imposing such tax, other than a connection arising from the activities of such Lender solely in connection with this Agreement (all such non-excluded taxes, levies, imposts, deductions, charges, withholding and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be paid or deducted from or in respect of any sum payable hereunder or under any Note to any Lender, the sum payable by Borrowers shall be increased as may be necessary so that after making all required payments and deductions (including payments and deductions applicable to additional sums payable under this Paragraph 2.17) such Lender receives an amount equal to the sum it would have received had no such payments or deductions been made, but shall be decreased to take into account any credit, deduction or offset available in any other jurisdiction as a result of such payment.


                                  SECTION 2A
                               LETTERS OF CREDIT

           2A.1. Availability of Credits. Subject to the terms and conditions set forth herein, Lenders shall from time to time prior to the Termination Date participate in the issuance or renewal by Agent of Letters of Credit for the account of Borrowers on the following terms and conditions:

                (a) at the time of issuance or renewal of the Letter of Credit, the unborrowed portion of the Commitment, less the amount of any outstanding Swing Line Loans, shall equal or exceed the sum of the amount available to be drawn under such Letter of Credit and the amount available to be drawn under and any unreimbursed draws under all other Letters of Credit;

                (b) at the time of issuance or renewal of the Letter of Credit, the amount available to be drawn under such Letter of Credit and all other Letters of Credit then outstanding hereunder plus any unreimbursed draws under all other Letters of Credit shall not exceed, in the aggregate, the Letter of Credit Sublimit;

                (c) the final expiration date of each Letter of Credit shall be on or before the earlier of (i) one year from the date of issuance thereof or
(ii) the Termination Date; provided, however, that "evergreen" letters of credit may be issued on terms and conditions reasonably satisfactory to Agent;

                (d) there shall not exist at the time of issuance or renewal of the Letter of Credit, or as a result thereof, any Default or Event of Default; and

                (e) each Letter of Credit issued or renewed under this Section 2A shall be required by a Borrower for purposes reasonably satisfactory to Agent and within the permitted uses under Paragraph 2.4 hereof.

           Upon issuance of each Letter of Credit, each Lender shall have a participating interest therein based on its percentage share of the Commitment.

           On the Effective Date, all Letters of Credit outstanding under the Existing Credit Agreement shall continue under and be governed by this Agreement, the Letter of Credit Application delivered in connection with the issuance thereof, and the other terms of such Letter of Credit.

           2A.2. Commitment Availability. The amount available under the Commitment as from time to time in effect shall be reduced by the amount available to be drawn under all outstanding Letters of Credit and unreimbursed amounts of any draws under Letters of Credit. The amount by which the Commitment is so reduced shall not be available for advances under Paragraph 2.7 hereof, except advances thereunder which are made to reimburse Agent for draws under the Letters of Credit as permitted pursuant to Paragraph 2A.4(b) hereof.

           2A.3.  Approval and Issuance.

                (a) Borrowers shall provide Agent not less than three (3) Business Days' prior written notice of each request for the issuance of a Letter of Credit by delivery of a Letter of Credit Request Form in the form attached as Exhibit B-1 hereto and Agent's Letter of Credit Application in the form attached as Exhibit B-2 hereto. Each Letter of Credit Request

Form submitted by Borrowers to Agent requesting the issuance of a Letter of Credit shall be certified by the chief executive or chief financial officer of the Company, on behalf of Borrowers, and shall, in addition to the matters described in Paragraph 2.7(a) hereof, list all Letters of Credit outstanding for the account of Borrowers at that time and, for each Letter of Credit so listed, its face amount, outstanding undrawn balance and expiration date. It shall be a condition to the issuance of any Letter of Credit that Agent shall have received a Letter of Credit Request Form and Letter of Credit Application as described above and that the conditions set forth in Paragraph 4.3 shall be satisfied.

                (b) Agent will promptly provide to Lenders written or telephonic notification of Agent's receipt of the Letter of Credit Request Form and the Letter of Credit Application which shall state (i) the amount of the Letter of Credit requested and (ii) the date of issuance and expiration date of the requested Letter of Credit.

           2A.4.  Obligations of the Borrowers.

                (a) Borrowers agree to pay to Agent in connection with each Letter of Credit issued hereunder: (i) immediately upon the demand of Agent for itself or on behalf of Lenders, the amount paid by Agent or Lenders with respect to such Letter of Credit; (ii) immediately upon demand of Agent, the amount of any draft presented purporting to be drawn under such Letter of Credit provided that the draft and accompanying documents conform to the terms of the Letter of Credit but subject to the terms of Paragraph 2A.7 (whether or not Agent has at such time honored such draft) and any other amounts paid thereunder (it being understood that Agent is not required to make demand upon or proceed against any Lender or other party or to resort to any Collateral before obtaining payment from Borrowers); (iii) a non-refundable fee for the benefit of Lenders in accordance with each Lender's percentage share of the Commitment as set forth on
Schedule 2 attached hereto, calculated on the outstanding face amount of such Letter of Credit at a rate per annum equal to the Applicable Margin for a Libor Portion, as set forth in Paragraph 2.6 hereof, and payable quarterly in arrears as billed by Agent; (iv) on the date of issuance of each Letter of Credit and on the effective date of any renewal or extension of any Letter of Credit a fee of one-eighth of one percent (0.00125) per annum on the outstanding face amount of such Letter of Credit, payable to Agent for its own account; (v) interest on any indebtedness outstanding with respect to such Letter of Credit, whether for funds paid on drafts on such Letter of Credit, or otherwise (but such indebtedness shall not include undrawn balances of such Letter of Credit issued hereunder) at the rate applicable to Base Rate Portions under Paragraph 2.6(b)(i)(A) hereof from the date of payment by Agent (if not reimbursed by Borrower on the same day) to the date one (1) Business Day after notice to Borrowers of such payment, and thereafter at the rate applicable to Base Rate Portions under Paragraph 2.6(b) hereof. Interest under the preceding clause (v) shall be paid at the times and in the manner set forth in Paragraph 2.6 hereof, and shall accrue on amounts paid on a Letter of Credit (if not reimbursed by Borrower on the same day) from the date of payment by Agent, whether or not demand is made, until such amounts are reimbursed by Borrowers whether before, at or after demand.

                (b) On or before the Termination Date, in the absence of a Default or Event of Default, and subject to the provisions of Paragraph 2.7 hereof, Lenders hereby agree to advance funds to Borrowers under the Loan to make the payments required under Paragraphs 2A.4(a)(i) and (ii) hereof. If any payment by the Agent of a draft drawn under a Letter of Credit is for any reason (including without limitation the occurrence or continuation of a Default or Event of Default hereunder) not reimbursed prior to or on the date of such payment, the amount of such payment shall thereupon be deemed for purposes hereof an advance under Paragraph 2.7 hereof. Such reimbursement obligation shall be repayable, prepayable, and otherwise subject to all the terms and conditions thereof as if advanced by Lenders pursuant to Paragraph 2.7 hereof (but without duplication).

           2A.5.  Payment by Lenders on Letters of Credit.

                (a) With respect to each Letter of Credit, each Lender agrees that it is irrevocably obligated to pay to Agent, for each such Letter of Credit, such Lender's Pro Rata Share of each and every payment made or to be made by Agent under such Letter of Credit (each such payment to be made, a "LOC Contribution"). Each Lender's LOC Contribution shall be due from such Lender immediately upon, and in any event no later than the same day as, receipt of written notice (which may be sent by telex or telecopier) from Agent (except that if such notice is received after 3:00 p.m. on any Business Day, payment may be made on the following Business Day, together with interest equal to the effective rate for overnight funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day)) that (i) it has made a payment or (ii) a draft has been presented purporting to be drawn on a Letter of Credit issued hereunder. Such payment shall be made at Agent's offices in immediately available federal funds.

                (b) The obligation of each Lender to make its LOC Contribution hereunder is absolute, continuing and unconditional, and Agent shall not be required first to make demand upon or proceed against Borrowers or any guarantor or surety, or any others liable with respect to the applicable Letter of Credit and shall not be required first to resort to any Collateral. LOC Contributions shall be made without regard to termination of this Agreement or the Commitment, the existence of an Event of Default or Default hereunder, the acceleration of indebtedness hereunder or any other event or circumstance.

           2A.6.  Collateral Security.

                (a) The indebtedness, liabilities and obligations of Borrowers under this Section 2A, however created or incurred, whether now existing or hereafter arising, due or to become due, absolute or contingent, direct or indirect, secured or unsecured, are among the obligations secured by the security interests, liens and encumbrances created by the Collateral Security Documents delivered to Agent by Borrowers, and Agent and the Lenders are entitled to the benefit of the collateral security granted thereunder with respect to such indebtedness.

                (b) Notwithstanding the payment in full of the Loan, the termination of the Commitment or the occurrence of the Termination Date, the Collateral shall continue to secure the indebtedness, liabilities and obligations of Borrowers under this Section 2A until all Letters of Credit shall have expired and all indebtedness, liabilities and obligations under this
Section 2A shall have been paid in full.

                (c) On the termination of the Commitment or the occurrence of an Event of Default, Required Lenders may require (and in the case of an Event of Default occurring under Paragraph 8.1(j) it shall be required automatically) that Borrowers deliver to Agent, cash or U.S. Treasury Bills with maturities of not more than 90 days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred ten percent (110%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit. At such time as such collateral is required to be and has not been deposited, Agent on behalf of Lenders shall be entitled to liquidate such of the other collateral for the Loan (if any) as is necessary or appropriate in its sole judgment so as to create such cash collateral.

                (d) Any cash collateral deposited under subparagraph (c) above, and all interest earned thereon, shall be held by Agent and invested and reinvested, at the reasonable and customary expense of Borrower, in U.S. Treasury Bills with maturities of no more than ninety (90) days from the date of investment.

           2A.7. General Terms of Credits. The following terms and conditions apply with respect to each Letter of Credit (a "Credit") notwithstanding anything to the contrary contained herein:

                (a) Borrowers assume all risks of the acts or omissions of the beneficiary of each Credit with respect to the use of the Credit or with respect to the beneficiary's obligations to Borrowers. None of the Lenders nor any of their officers or directors shall be liable or responsible for, and the Borrowers hereby agree to indemnify and hold Agent, Lenders and any issuer of a Credit harmless (except for the issuer's gross negligence or willful misconduct) with respect to: (i) the use which may be made of the Credit or for any acts or omissions of the beneficiary in connection therewith; (ii) the accuracy, truth, validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects false, misleading, inaccurate, invalid, insufficient, fraudulent, or forged; (iii) the payment by Agent against presentation of documents which do not comply with the terms of the Credit, including failure of any documents to bear any reference or adequate reference to a Credit; (iv) any other circumstances whatsoever in making or failing to make payment under a Credit; or
(v) any inaccuracy, interruption, error or delay in transmission or delivery of correspondence or documents by post, telegraph or otherwise. In furtherance and not in limitation of the foregoing, Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                (b) Notwithstanding the foregoing, with respect to any Credit, Borrowers shall have a claim against Agent, and Agent shall be liable to Borrowers, to the extent, but only to the extent, of any direct, as opposed to indirect or consequential, damages suffered by Borrowers caused by the Agent's willful misconduct or gross negligence.

                (c) To the extent not inconsistent with this Agreement, the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, are hereby made a part of this Agreement with respect to obligations in connection with each Credit.


                                   SECTION 3
                        REPRESENTATIONS AND WARRANTIES

           Borrowers represent and warrant to Lenders that, except as set forth on Exhibit E:

           3.1. Organization and Good Standing. Each Borrower and each Subsidiary is duly organized and existing and in good standing under the laws of the state of its formation as identified on Schedule 1 attached hereto, has the power and authority to carry on its business as now conducted, and is qualified to do business in all other states in which the nature of its business or the ownership of its properties requires such qualification except where the failure to so qualify would not have a Material Adverse Effect.

           3.2. Power and Authority; Validity of Agreement. Each Borrower has the power and authority under the law of its state of incorporation and under its articles or certificate of incorporation and by-laws to enter into and perform the Loan Documents, to the extent it is a party thereto; all actions (corporate or otherwise) necessary or appropriate for Borrowers' execution and performance of the Loan Documents, to the extent it is a party thereto, have been taken; and, upon their execution, the Loan Documents will constitute the valid and binding obligations of Borrowers, to the extent each is a party thereto, enforceable in accordance with their terms.

           3.3. No Violation of Laws or Agreements. The entering into and performance of the Loan Documents by the Borrowers will not: (a) violate any provisions of any law or regulation, federal, state or local, applicable to a Borrower, (b) violate any provision of the respective articles or certificates of incorporation and by-laws of Borrowers or (c) result in any breach or violation of, or constitute a default under, any agreement or instrument by which any Borrower or their respective property are bound.

           3.4. Health Care Facilities. Exhibit E hereto sets forth a description of each Health Care Facility owned, leased or managed by Borrowers or any Subsidiary, and for each Health Care Facility, sets forth the name and location thereof, the applicable owner, lessor, lessee and manager, all Licenses and contracts of such Health Care Facility with respect to which the default thereunder by either party thereto or the failure to maintain in full force and effect might reasonably be expected to have a Material Adverse Effect and the expiration dates thereof, the number of licensed beds in each Health Care Facility, the record owners of the real property on which such Health Care Facility is situated, a description of all mortgages, deeds of trust or assignments of rents and leases covering such Health Care Facility of which a Borrower or any Subsidiary is mortgagor or grantor and a description of all real property leases covering such Health Care Facility on which a Borrower or any Subsidiary is either lessor or lessee. Each Health Care Facility is certified as a provider of Medicare and Medicaid services.

           3.5. Material Contracts. No Borrower or any Subsidiary is a party to or in any manner obligated under any contracts under which a default by either party might reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of Borrowers, there exists no default under any of such contracts.

           3.6. Compliance. Each Borrower, each Subsidiary and each Health Care Facility is in compliance with all applicable laws and regulations, federal, state and local (including without limitation those administered by the Local Authorities and HCFA), material to the conduct of its business and operations except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect; each Borrower, each Subsidiary and each Health Care Facility possesses all required Licenses, except to the extent that failure to possess any such License would not reasonably be expected to have a Material Adverse Effect; and such Licenses are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof except to the extent such defaults, limitations or proceedings would not reasonably be expected to, in the aggregate, have a Material Adverse Effect; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with Borrowers' execution and performance of the Loan Documents.

           3.7. Litigation. There are no actions, suits, proceedings or claims which are pending or, to the Knowledge of Borrowers, threatened against any Borrower or any Subsidiary which, if adversely resolved, might reasonably be expected to have a Material Adverse Effect.

           3.8. Title to Assets. Each Borrower and each Subsidiary has good and marketable title to all of its assets free and clear of any liens and encumbrances, except the security interests granted to the Lenders under the Collateral Security Documents and except as permitted pursuant to Paragraph 6.4 hereof, and all such assets are in substantially good order and repair (normal wear and tear excepted) and covered by the insurance required under Paragraph
5.8 hereof.

           3.9. Corporate Organization; Capital Stock. The Subsidiaries of the Company are completely and accurately set forth on Exhibit E attached hereto. The number of shares and classes of the capital stock or partnership interests of each Borrower (other than the Company) and each Subsidiary and the ownership thereof as of the date of execution of this Agreement are accurately set forth on Exhibit E attached hereto; all such shares or interests are validly existing, fully paid and non-assessable, and the issuance and sale thereof are in compliance with all applicable federal and state securities and other applicable laws; and the ownership thereof is free and clear of any contractual restrictions, liens and encumbrances, except the pledge to the Lenders under the Pledge Agreements.

           3.10.  Accuracy of Information; Full Disclosure.

                (a) All information furnished to Lenders concerning the financial condition of Borrowers, and the Health Care Facilities, including the audited annual financial statements of the Company and its Consolidated Subsidiaries dated December 31, 1997, and the unaudited financial statements dated March 31, 1998, copies of which have been furnished to Lenders, has been prepared in accordance with GAAP as applicable and fairly presents the financial condition of Borrowers as of the dates and for the periods covered and discloses all liabilities of Borrowers required to be disclosed in accordance with GAAP and there has been no change in the financial condition, business, assets or prospects of Borrowers from March 31, 1998 to the date hereof except changes which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

                (b) All financial statements and other documents furnished by Borrowers to Lenders in connection with the Loan Documents do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Borrowers have disclosed to Lenders in writing any and all facts which might reasonably be expected to have a Material Adverse Effect, or which could materially affect Borrowers' ability to perform its obligations under the Loan Documents.

           3.11.  Taxes and Assessments.

                (a) Each Borrower and each Subsidiary has filed all required tax returns or has filed for extensions of time for the filing thereof, and has paid all applicable federal, state and local taxes, other than taxes not yet due or which may be paid hereafter without penalty; provided that no such taxes shall be required to be paid if they are being contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in accordance with GAAP.

                (b) To the Knowledge of Borrowers there is no material tax deficiency or additional assessment in connection therewith not provided for in the financial statements required hereunder.

                (c) The net operating losses of the Company and its consolidated Subsidiaries have been calculated using a reasonable method and they have been reported on all federal, state or local tax returns. Exhibit E attached hereto sets forth the amount as of September 30, 1997 of the consolidated net operating loss of the Company and its consolidated Subsidiaries and the date of expiration thereof, and (ii) any limitations on the use of such losses in the future including the limitations imposed, if any, by the operation of Sections 269, 382, 383, 384 and 1502 of the Code and any regulation promulgated thereunder. The projections delivered to Lenders pursuant to Paragraph 4.1(g) hereof have taken into account and reflect all such limitations on the use of such losses in the periods covered by such projections.

           3.12. Indebtedness. Borrowers and the Subsidiaries have no presently outstanding Indebtedness or obligations including contingent obligations and obligations under leases of property from others, except Indebtedness and obligations permitted by Paragraph 6.1 hereof.

           3.13. Management Agreements. No Borrower is a party to any management agreement for the provision of services to such Borrower, except that a Borrower provides management services to certain of the Borrowers as set forth on Exhibit E attached hereto.

           3.14. Investments. The Company has no Subsidiaries other than those identified on Exhibit E attached hereto; and no Borrower has any investments in or loans to any other individuals or business entities, other than Permitted Investments, except as described in Exhibit E hereto.

           3.15. ERISA. Each Plan is in compliance in all material respects with all applicable provisions of ERISA, the Code and the regulations promulgated thereunder; and

                (a) No Borrower or any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which any Borrower or any ERISA Affiliate could have any withdrawal liability which might reasonably be expected to have a Material Adverse Effect;

                (b) No Borrower or any ERISA Affiliate, sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of ss.412 of the Code, whether or not waived which might reasonably be expected to have a Material Adverse Effect;

                (c) The aggregate liability for accrued benefits and all ancillary benefits (in each case determined as of the date hereof) under each Plan that is a defined benefit pension plan (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating defined benefit plan under Title IV of ERISA) does not exceed the aggregate fair market value of the assets (determined as of the date of the latest annual report on Form 5500) under each such defined benefit pension Plan by an amount which might reasonably be expected to have a Material Adverse Effect;

                (d) The aggregate liability of each Borrower and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, would not reasonably be expected to have a Material Adverse Effect; and

                (e) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the Plan in preparing the most recent Annual Report) of any Borrower or ERISA Affiliate under any Plan providing post-retirement life or health benefits.

           3.16. No Extension of Credit for Securities. No Borrower is now, or at any time has it been engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any securities. The proceeds of the Loan shall be used by Borrowers as set forth in Paragraph 2.4 hereof and none of the proceeds of the Loan will be used, directly or indirectly, to purchase or carry margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

           3.17. Perfection of Security Interests. Upon the filing of financing statements in the jurisdictions identified in Exhibit I attached hereto, and upon delivery of possession to Agent of stock certificates representing all the outstanding shares of capital stock pledged pursuant to the Pledge Agreements, no further action, including any filing or recording of any document, is necessary in order to establish, perfect and maintain the first priority security interests in the Collateral as described in the Pledge Agreements in favor of Agent for the benefit of the Secured Parties, except for the periodic filing of continuation statements with respect to financing statements filed under the Uniform Commercial Code of the applicable jurisdiction.

           3.18.  Hazardous Substances.  To the Knowledge of Borrowers:

                (a) Each Borrower and each Subsidiary has received all permits and filed all notifications necessary to carry on its respective business(es) under, and is in compliance in all respects with, all Environmental Control Statutes.

                (b) No Borrower nor any Subsidiary has given any written or oral notice to the EPA or any state or local governmental agency with jurisdiction under any Environmental Control Statute with regard to any actual or imminently threatened "removal," "spill," "release" or "discharge" of Hazardous Substances on properties owned or leased by any Borrower or in connection with the conduct of its business and operations. The terms "removal," "spill," "release" and "discharge," as used in this Paragraph 3.18, have the meanings given to them in the Environmental Control Statutes.

                (c) No Borrower nor any Subsidiary has received written or oral notice that it is potentially responsible for clean-up, remediation, costs of clean-up or remediation, fines or penalties with respect to any actual, alleged or imminently threatened "spill," "release" or "discharge" of Hazardous Substances pursuant to any Environmental Control Statute.

           3.19. Solvency. To the Knowledge of Borrowers, the Borrowers are, on a consolidated basis, and after receipt and application of the proceeds of each Advance under the Commitment and each Swing Line Loan will be, solvent such that
(i) the fair value of their assets on a consolidated basis (including, without limitation, the fair salable value of goodwill and other intangible property) is greater than the total amount of their liabilities on a consolidated basis including without limitation, contingent liabilities, (ii) the present fair salable value of their assets on a consolidated basis (including without limitation the fair salable value of the goodwill and other intangible property) is not less than the amount that will be required to pay the probable liability on their debts on a consolidated basis as they become absolute and matured, and
(iii) they are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. The Borrowers (i) do not intend to, and do not believe that they will, incur debts or liabilities on a consolidated basis beyond their ability to pay as such debts and liabilities mature, and (ii) are not engaged in a business or transaction, or about to engage in a business or transaction, for which their property on a consolidated basis would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which they are engaged. For purposes of this Paragraph 3.19, in computing the amount of contingent liabilities at any time, it is intended that Borrowers shall compute such liabilities at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability.

           3.20. Employee Controversies. There are no material controversies pending or, to the Knowledge of Borrowers, threatened or anticipated between any Borrower or any Subsidiary and any of its respective employees, and there are no labor disputes, grievances, arbitration proceedings or any strikes, work stoppages or slowdowns pending, or to the Knowledge of Borrowers, threatened between any Borrower or any Subsidiary and its respective employees and representatives which could impair the ability of Borrowers to perform their obligations under the Loan Documents, or which might reasonably be expected to have a Material Adverse Effect.

           3.21. Reimbursement from Third Party Payors. The accounts receivable of the Borrowers have been and will continue to be adjusted to reflect reimbursement policies of third party payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems and other third party payors. In particular, the accounts receivable relating to such third party payors do not and shall not exceed amounts the Borrowers reasonably believe they are entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to the usual charges of such person or entity.

           3.22. Fraud and Abuse. Neither the Borrowers nor any of their stockholders, officers or directors have engaged on behalf of the Borrowers in any of the following:(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under the Medicare or Medicaid program; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under the Medicare or Medicaid program; (iii) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment under the Medicare or Medicaid program on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a person or organization for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

           3.23. CGC. CGC holds no assets except for certain claims and receivables and is not engaged in any business activity; and there does not exist, by virtue of statute, common law, contract or otherwise, any liability of, or any activity or condition relating to, CGC, including, without limitation, with respect to any environmental condition, taxes, employee benefit plan, program or statutory obligation, tort claim or contract dispute, which may survive the liquidation of CGC (whether by operation of law, express assumption or otherwise), except for those liabilities which do not in the aggregate exceed Ten Thousand Dollars ($10,000).

           3.24. Year 2000 Compliance. Borrowers are conducting a comprehensive review and assessment of their computer systems and applications, micro-processor based goods and equipment owned or used by them in their business, and all products currently sold by them, and are making inquiry of their material suppliers, vendors and customers, with respect to functionality before, during and after the year 2000 (the "Year 2000 Problem"). Borrowers are preparing a plan to ensure that all such systems, goods, equipment and products owned or used by them and material to the conduct of their business will be Year 2000 Compliant in a timely manner, and will provide a copy of such plan to the Lenders when the plan is complete. Borrowers reasonably believe, based on the foregoing review, assessment and inquiry that the Year 2000 Problem will not result in a Material Adverse Effect.


                                   SECTION 4
                                  CONDITIONS

           4.1. Effectiveness of Agreement; First Advance. The effectiveness of this Agreement and the obligation of Lenders to make the first Advance or of Agent to issue the initial Letter of Credit hereunder shall be subject to receipt by Agent (with sufficient copies for Lenders) of the following documents, in each case in form and substance satisfactory to Lenders:

                (a) Promissory Notes. The Notes duly executed by Borrowers and delivered to Lenders.

                (b) Pledge Agreements. A Second Amended and Restated Pledge Agreement in favor of Agent on behalf of the Lenders, the Lease Financing Lenders and the Holders granting a pledge of all of the outstanding Shares, partnership interests or other equity interests of each Borrower other than the Company, as security for the Loan and for the Lease Financing Facility, together with financing statements and amendments to financing statements, stock certificates, stock powers executed in blank, and copies of all shareholder agreements (if any) relating thereto.

                (c) Subordination Agreement. An Amended and Restated Subordination Agreement with respect to the HCCC Subordinated Debt, including to subordinate such debt to the Lease Financing Facility as well as the Loan.

                (d) Insurance. Certificates of insurance evidencing Borrowers' insurance as required pursuant to Paragraph 5.8 hereof.

                (e) Licenses, Etc. If requested by Agent, copies of all Licenses and contracts which are material in accordance with Paragraphs 3.4 and 3.5 hereof, respectively, including without limitation, those issued by the Local Authorities, all of which shall be owned by a Borrower and be otherwise reasonably satisfactory to Lenders.

                (f) Opinions of Borrowers' Counsel. An opinion letter from counsel for Borrowers covering such matters as reasonably requested by Lenders.

                (g) Fees. Payment of fees required pursuant to Paragraph 2.13 hereof, and of the Agent's reasonable expenses, costs and fees in connection with the preparation and entering into of this Agreement and the other Loan Documents.

                (h) Corporate Documents. A certificate of the secretary or assistant secretary of each Borrower: (i) certifying that there have been no changes to the articles or certificate of incorporation and by-laws or comparable governing documents, as applicable, of such Borrower previously delivered to Banks, or attaching a true and correct copy thereof; (ii) attaching resolutions of the Board of Directors authorizing the execution and full performance of the Loan Documents; (iii) setting forth the officers of such Borrower and their specimen signatures;

                (i) Good Standing. Certificates of good standing dated as of a recent date as to each Borrower in its state of incorporation and in all states in which it is qualified to do business.

                (j) Closing Compliance Certificates. A Compliance Certificate as of the most recent fiscal quarter end for which a Compliance Certificate would be required under the terms hereof and a pro forma compliance certificate reflecting the effects of any acquisitions since such date.

                (k) Initial Advance Request. A completed Advance Request Form with respect to the initial Advance to be made hereunder as of the Effective Date.

                (l) Lease Financing Facility. The Initial Closing Date with respect to the Lease Financing Facility, as defined in the Lease Financing Rules of Usage and Definitions, shall have occurred.

                (m) Other Documents. Such additional documents as Lenders reasonably may request.

           4.2. Subsequent Advances. The obligation of Agent or Lenders to make additional Advances under the Commitment or issue Letters of Credit shall be subject to their receipt of a completed Advance Request Form or Letter of Credit Request Form and Letter of Credit Application, as applicable, and in the case of an Advance for purposes of making a Permitted Acquisition, receipt of the required information, confirmations and documents.

           4.3. Additional Condition to Lenders' Obligations. It shall be a condition to Agent's or Lenders' obligation hereunder to make any Advance or issue any Letter of Credit that the representations and warranties set forth herein and in the Collateral Security Documents shall be true and correct in all material respects as if made on the date of such Advance, that no Event of Default or Default shall have occurred and be continuing on the date of such Advance or be caused by such Advance, that all fees required pursuant to Paragraphs 2.12, 2.13 and 2.14 hereof have been paid, and there shall have been no Material Adverse Effect or event or circumstance which might reasonably be expected to cause a Material Adverse Effect.


                                   SECTION 5
                             AFFIRMATIVE COVENANTS

           Borrowers covenant and agree that so long as the Commitment of Lenders to Borrowers or any indebtedness of Borrowers to Lenders is outstanding each Borrower will and will cause each of its Subsidiaries to:

           5.1. Existence and Good Standing. Preserve and maintain its existence as a corporation and its good standing in all states in which it conducts business and the validity of all its licenses, permits, certificates of need or other grants of authority required in the conduct of its business.

           5.2. Interim Financial Information. Furnish Lenders within forty-five
(45) days of the end of each of the first three fiscal quarters of each fiscal year with unaudited quarterly consolidated and consolidating financial statements of the Company and its Consolidated Subsidiaries, in form and substance as reasonably required by Lenders, including a balance sheet, a consolidated statement of income and a statement of cash flows, and a certificate signed by the chief financial or chief executive officer of Borrowers stating that the financial statements fairly present the financial condition of the Company and its Consolidated Subsidiaries as of the date and for the periods covered and were prepared in accordance with GAAP consistently applied.

           5.3. Annual Financial Statements. Furnish to Lenders within ninety
(90) days after the close of each fiscal year audited consolidated and consolidating annual financial statements of the Company and its Consolidated Subsidiaries, including the financial statements and information required under Paragraph 5.2 hereof, which consolidated financial statements shall be prepared in accordance with GAAP and shall be certified without qualification by Coopers & Lybrand L.L.P. or another independent certified public accounting firm satisfactory to Required Lenders, and cause Lenders to be furnished, within ninety (90) days after the close of each fiscal year, with a report prepared in accordance with Statement on Auditing Standards No. 62 "Special Reports," or superseding pronouncements, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, providing that nothing has come to the attention of such accountants which would lead them to believe that there is a Default or Event of Default under this Agreement.

           5.4. Quarterly Compliance Certification. Furnish to Lenders at the time of delivery of the quarterly and annual financial statements pursuant to Paragraphs 5.2 and 5.3 hereof a certificate of the chief financial officer of the Company in the form of Exhibit F attached hereto showing the calculation of the covenants set forth in Paragraphs 5.15 through 5.18 hereof and calculation of the Applicable Margin as of the date of such financial statements, together with (a) a schedule of operating leases, indicating the imputed outstanding principal balance thereunder as of the end of the fiscal period to which such Compliance Certificate relates, and (b) pro forma historical combined financial statements including any Permitted Acquisitions, as applicable.

           5.5. Receivables Aging Report. Furnish to Lenders no later than forty-five (45) days after the end of each fiscal quarter an accounts receivable aging report as of the last day of such quarter.

           5.6. Additional Information. Deliver to Lenders, (i) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders, copies of all registration statements (without exhibits), and all annual, quarterly or other reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) including, without limitation, Form 10-Q and Form 10-K; and
(ii) within ten (10) Business Days of receipt copies of all auditors' annual management letters delivered to any Borrower.

           5.7. Books and Records. Keep and maintain satisfactory and adequate books and records of account in accordance with GAAP and make or cause the same to be made available to Lenders, or their respective agents, during normal business hours at any reasonable time upon reasonable notice for inspection and to make extracts thereof and permit any Lender to discuss the contents of same with senior officers of Borrowers and also with outside auditors and accountants of Borrowers. With the consent of Borrowers, which consent will not be unreasonably withheld, any Lender may also meet with other officers and employees of Borrowers.

           5.8. Maintenance of Assets; Insurance. Keep and maintain all of its property and assets in good order and repair, normal wear and tear excepted, and adequately covered by insurance with reputable and financially sound insurance companies against such hazards and in such amounts and with such deductibles and retentions as are customary in the industry, under policies requiring the insurer to furnish reasonable notice to Agent and opportunity to cure any non-payment of premiums prior to termination of coverage; and, upon request of Agent no more than twice a year, furnish Agent with certificates of such insurance and cause Agent, as agent for Lenders, to be named as additional insured.

           5.9.  Notifications.

                (a) Promptly notify Agent in writing of (i) the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat of any claim which, if resolved in favor of a party adverse to a Borrower, might reasonably be expected to have a Material Adverse Effect, or would result in the occurrence of any Event of Default or Default hereunder; (ii) the occurrence of a Default or an Event of Default; and (iii) the opening of any new place of business, the entering into of any new contract for the operation or management of any additional Health Care Facility, or the relocation of any Collateral to a location at which Lenders do not have a perfected security interest; and

                (b) With respect to all matters previously disclosed to Lenders pursuant to Paragraphs 3.18 or 5.13 hereof, no later than forty-five (45) days after the last day of each fiscal quarter, deliver to Agent a report describing any material information or change in circumstances regarding actual or alleged liability of Borrowers and the quantification thereof.

           5.10. Taxes. Pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date on which any penalty for non-payment or late payment is incurred, unless the same are (i) currently being contested in good faith by appropriate proceedings and (ii) are covered by appropriate reserves maintained in accordance with GAAP.

           5.11. Costs and Expenses. Pay or reimburse Agent for all reasonable out-of-pocket costs and expenses (including but not limited to reasonable attorneys' fees and disbursements and costs of Agent's periodic audits) Agent may pay or incur in connection with the preparation, review, execution, filing and recording of this Agreement and the other Loan

Documents and all waivers, consents and amendments in connection therewith and all other documentation related thereto, the making of the Loan hereunder, and the collection and enforcement of the Loan, including without limitation, any reasonable fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid; and pay or reimburse each Lender for all reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses) in connection with the collection or enforcement of the Loan following a Default or an Event of Default or maturity, including without limitation any reasonable fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid. All obligations provided for in this Paragraph 5.11 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

           5.12. Additional Collateral Documentation, etc. In connection with
(1) any Permitted Acquisition, whether or not financed with an Advance hereunder, at the time of consummation of the Permitted Acquisition or (2) the creation of any Subsidiary, deliver to Agent, for the benefit of Lenders: (i) joinders to this Agreement and the Notes by any new Subsidiary formed or acquired in connection therewith; (ii) a pledge of all Shares of stock, partnership interests or other equity interests of any such new Borrower to Agent on behalf of Lenders; (iii) certificates, opinions of counsel, and other documents and information, as reasonably required by Lenders; and (iv) if such Permitted Acquisition is made without using the proceeds of an Advance hereunder, the items and information required to be delivered pursuant to subparagraph 2.7(a) hereof in connection with Advances for purposes of making a Permitted Acquisition.

           5.13.  Compliance.

                (a) Comply in all respects with all local, state and federal laws and regulations applicable to its business, including without limitation the Environmental Control Statutes, and all laws and regulations of HCFA and the Local Authorities, and the provisions and requirements of all Licenses and other like grants of authority held by Borrowers, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect; and notify Agent immediately in detail of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such Licenses, or grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such License, or grant of authority, except where the failure to comply with or perform, breach, violation or default could not reasonably be expected to have a Material Adverse Effect.

                (b) With respect to the Environmental Control Statutes, notify the Agent when any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower with regard to an actual or imminently threatened "removal," "spill," or "release" (as defined in the Environmental Control Statutes) of any Hazardous Substance if the obligation or liability with respect thereto is reasonably foreseeable to exceed at any time or from time to time One Hundred Thousand Dollars ($100,000); and notify the Agent in detail promptly upon the receipt by any Borrower of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statute or regulation or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default if the obligation or liability with respect thereto is reasonably foreseeable to exceed at any time or from time to time One Hundred Thousand Dollars ($100,000).

           5.14.  ERISA.

                (a) Comply in all material respects with the provisions of ERISA and the Code to the extent applicable to any Plan; not incur any accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any liability to the PBGC (as established by ERISA) in excess of Two Hundred Fifty Thousand Dollars ($250,000); and not take any action (or omit to take any action) which may result in the institution of termination proceedings by the PBGC under Section 4042 of ERISA or may result in the imposition of a lien on its properties or assets; and

                (b) Notify Agent in writing promptly after it has come to the Knowledge of Borrowers that any event has occurred or will occur with respect to a defined benefit pension plan which must be reported to the PBGC or which is described in Section 4042(a) of ERISA (relating to the soundness of a Plan) or which would result in the PBGC's ability to assert a material liability against it or impose a lien in an amount in excess of One Hundred Thousand Dollars ($100,000) on any Borrower's properties or assets.

           5.15. Funded Debt to Capital Ratio. Maintain as of the last day of each fiscal quarter a ratio of Funded Debt to Capital of not more than 0.60 to 1.

           5.16. Adjusted Total Debt to Adjusted EBITDAR. Maintain as of the last day of each fiscal quarter set forth in the left hand column below a ratio of Adjusted Total Debt to Adjusted EBITDAR for the Company and its Consolidated Subsidiaries of not more than the applicable ratio set forth in the right hand column below:


    Fiscal Quarter Ended:                    Required Ratio:
March 31, 1998                                   5.50:1
June 30, 1998 and September 30, 1998             5.00:1
December 31, 1998 and thereafter                 4.50:1

           5.17. Fixed Charge Coverage Ratio. Maintain as of the last day of each fiscal quarter set forth in the left-hand column below a Consolidated Fixed Charge Coverage Ratio of not less than the applicable ratio set forth in the right-hand column below:


    Fiscal Quarter Ended:                    Required Ratio:
March 31, 1998                                   1.25:1
June 30, 1998 through December 31, 1999          1.35:1
March 31, 2000 and thereafter                    1.50:1

           5.18. Management Changes. Notify Agent in writing promptly of any change of Borrowers' executive officers.

           5.19. Successor Agent. In the event of the appointment of any successor Agent pursuant to Paragraph 9.16 hereof, execute and deliver any documents reasonably requested by Lenders to effectuate and confirm the transfer to such successor Agent of all rights, powers, duties, obligations and property vested in its predecessor Agent hereunder.

           5.20. Transactions Among Affiliates. Cause all transactions between and among Affiliates to be on an arms-length basis in the ordinary course and on such terms and conditions as are customary in the applicable industry between and among unrelated entities.

           5.21. Inspections. Permit Lenders from time to time to conduct inspections of the Health Care Facilities during normal business hours at reasonable times and without undue disruption of operations at any such Health Care Facility.

           5.22. Interest Rate Hedging. Maintain interest rate protection agreements in a form acceptable to Agent and from one or more of the Lenders or an institution acceptable to Agent, with respect to at least thirty percent (30%) of the aggregate balance of the Loan and Advances under the Lease Financing Facility, combined, and for a period of at least eighteen months after the date of this Agreement; provided, however, that (a) the protected rate shall be no greater than 1.50% above the all-in rate on the date hereof; (b) Borrower hereby grants a security interest in the Collateral to the Agent for the benefit of such Lenders as security for Borrower's obligations with respect to any such interest rate protection agreements, which security interest shall be pari passu with the security interests of Agent for the benefit of such Lenders for Borrower's obligations under the Loan Documents; and (c) all documentation for such interest rate protection shall conform to ISDA standards and must be acceptable to Agent with respect to intercreditor issues.

           5.23. Year 2000 Compliance. Borrowers shall take all action necessary to assure that Borrowers' computer systems and applications, micro-processor based goods and equipment owned or used by them in their business, and all products currently sold by them will be Year 2000 Compliant in a timely manner; and use reasonable best efforts to assure the Year 2000 Compliance of their material vendors and suppliers or to assure that failures to be Year 2000 Compliant by such vendors and suppliers will not have a Material Adverse Effect. Borrowers shall provide to Lenders any material updates or revisions to its plan for Year 2000 Compliance delivered pursuant to Paragraph 3.22 and, at the request of Agent, Borrower shall provide Agent assurances acceptable to Agent regarding the Year 2000 Compliance and/or contingency plans related thereto, of Borrowers and their material vendors and suppliers.

           5.24. Other Information. Provide Lenders with any other documents and information, financial or otherwise, reasonably requested by Lenders from time to time.

                                   SECTION 6
                              NEGATIVE COVENANTS

           So long as the Commitment or any Indebtedness of Borrowers to Lenders remains outstanding hereunder, each Borrower covenants and agrees that it will not and will not permit any Subsidiary to:

           6.1. Indebtedness. Borrow any monies or create or permit to exist any Indebtedness except: (i) Indebtedness pursuant to the Lease Financing Facility and from Lenders hereunder; (ii) trade indebtedness in the normal and ordinary course of business for value received; (iii) Indebtedness incurred to purchase or lease fixed or capital assets (other than acquisitions pursuant to Paragraph
6.8 hereof), provided, however, that the aggregate principal amount of such Indebtedness shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000); (iv) intercompany loans among the Borrowers or from Borrowers to OGRLP, provided, that the aggregate amount of all advances to OGRLP shall not at any time that OGRLP is not a Borrower exceed Two Hundred Thousand Dollars ($200,000); (v) Indebtedness outstanding on the date hereof, as described on Exhibit E attached hereto, as reduced by payments required thereunder; (vi) leases permitted pursuant to Paragraph 6.9 hereof; and (vii) additional Indebtedness which, together with the amount of any guaranties permitted pursuant to Paragraph 6.2(iii) hereof, shall not exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.

           6.2. Guaranties. Guarantee or assume or be or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except: (i) endorsement of checks or drafts in the ordinary course of business; (ii) guarantees in existence on the date hereof as described on Exhibit E attached hereto, but without increase in the principal amount thereof; (iii) guaranties the liability under which, together with the amount of Indebtedness permitted pursuant to Paragraph 6.1(vii) hereof, shall not exceed Five Hundred

Thousand Dollars ($500,000) at any time outstanding, and (iv) guaranties by Borrowers of the obligation of the Lessor to the Lease Financing Lenders pursuant to the Lease Financing Facility.

           6.3. Loans. Make or permit to exist any loans or advances to others other than: (i) intercompany loans among the Borrowers or to OGRLP, provided that the aggregate amount of all such advances to OGRLP shall not at any time that OGRLP is not a Borrower exceed Two Hundred Thousand Dollars ($200,000),
(ii) loans by the Company to certain officers and employees of the Company in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding at any time, (iii) the NCHC Loan and the NC Health Care Loan outstanding on the date hereof, as reduced by payments thereunder, (iv) advances to third parties that own or operate facilities or operations within a Permitted Line of Business, in connection with the entering into of a Long-Term Management Contract with respect to such facility or operation, provided that the aggregate principal amount of all such advances made after March 31, 1998 shall not exceed Three Million Dollars ($3,000,000), and (v) loan to Randall Bufford with a principal balance as of the date hereof of $550,000, as reduced by payments thereunder, (vi) Permitted Investments.

           6.4. Liens and Encumbrances. Create, permit or suffer the creation or existence of any liens, security interests, or any other encumbrances on any of its property, real or personal, except (i) liens in favor of Lenders, the Lease Financing Lenders and the Holders, as security for the Loan and the Lease Financing Facility; (ii) liens in favor of the Lessor pursuant to the Lease Financing Facility; (iii) liens arising in favor of sellers or lessors for indebtedness and obligations permitted under Paragraph 6.1(iii) hereof incurred to purchase or lease fixed or capital assets; provided, however, that such liens secure only the indebtedness and obligations created thereunder and are limited to the assets purchased or leased pursuant thereto; (iv) liens for taxes, assessments or other governmental charges, federal, state or local, which are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in accordance with GAAP; (v) pledges or deposits to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation; (vi) deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business; (vii) deposits to secure surety, appeal or custom bonds required in the ordinary course of business; (viii) liens in effect as of the date hereof as described on Exhibit E; and (ix) liens for taxes which are not yet due and payable. The foregoing negative pledge shall not apply to any "margin stock" (as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System) to the extent that the application of such negative pledge to such margin stock would require filings or other action by any Lender under such regulation(s) or otherwise result in a violation of such regulation(s).

           6.5. Additional Negative Pledge. Enter into an agreement with or covenant or promise to any Person other than Lenders that in any manner restricts its ability to pledge its assets or properties or otherwise grant liens, security interests or encumbrances on its property.

           6.6. Restricted Payments. Make any Restricted Payments; provided, however, that in the absence of an Event of Default hereunder, and if such payment would not cause an Event of Default hereunder, Borrowers may make current payments of principal and interest on the HCCC Subordinated Debt if required to be made under the terms of the HCCC Subordinated Debt as the same come due in accordance with the terms thereof as in effect on the date hereof.

           6.7.  Transfer of Assets; Liquidation.

                (a) Sell, lease, transfer or otherwise dispose of any assets; provided, however, Borrowers may (i) dispose of assets in the ordinary course of business provided that the disposition does not constitute a Sale of Material Assets, (ii) convert Permitted Investments into cash and cash into Permitted Investments, (iii) transfer assets to the Lessor pursuant to the Lease Financing Facility and (iv) transfer assets to and merge with or into another Borrower. Borrowers may request from time to time the right to consummate a sale or other disposition of assets and Lenders shall have the absolute discretion to withhold consent to any proposed disposition of assets.

                (b) Discontinue, liquidate, or change in any material respect any substantial part of its operations or business, except if one or more other Borrowers are the successor to substantially all such operations or business.

           6.8.  Acquisitions and Investments.

                (a) Purchase or otherwise acquire (including without limitation by way of share exchange) any part or amount of the capital stock or assets of, or make any investments in, any other firm or corporation, or enter into any joint venture or partnership except: (i) Borrowers may own the Subsidiaries owned by them on the date hereof as set forth on Exhibit E attached hereto and Borrowers may be general partners in partnerships in which they are general partners as of the date hereof as set forth on Exhibit E; (ii) Borrowers may form additional wholly-owned Subsidiaries, provided they comply with paragraph
5.12 hereof in connection therewith; (iii) Borrowers may make Permitted Investments, subject to the conditions and limitations set forth in the definition thereof; (iv) Borrowers may invest in joint ventures engaged in a Permitted Line of Business operating solely in the United States of America with less than 100% ownership, provided that the aggregate fair market amount contributed to such joint ventures (including without limitation guaranties issued on behalf of or loans or advances to such joint ventures) shall not exceed at any time the sum of Three Million Dollars ($3,000,000) for any single joint venture or Six Million Dollars ($6,000,000) in the aggregate for all such joint ventures; (v) Borrowers may acquire all outstanding partnership interests in OGRLP, provided Borrowers shall comply with the requirements of Paragraph
5.12 in connection therewith; and (vi) in the absence of an Event of Default or a Default, and if such contemplated action would not cause an Event of Default or a Default, Borrowers may make Permitted Acquisitions, subject to the conditions and limitations set forth in the definition thereof, provided, however, that (A) no Permitted Acquisition may be made pursuant to this clause
(v) without the prior written consent of Required Lenders if the Acquisition Price in such acquisition, together with the Acquisition

Price in connection with all other Permitted Acquisitions consummated without the consent of Required Lenders within the prior twelve months is in excess of Thirty-Five Million Dollars ($35,000,000) (it being understood and agreed that the acquisition by Borrowers of Health Care Facilities which were leased by Borrowers immediately prior to the date hereof and which at any time are made subject to the Lease Financing Facility shall not be included for purposes of this limitation), (B) each Permitted Acquisition of a Nursing Home shall be effected pursuant to the Lease Financing Facility or shall be by the acquisition of ownership thereof, free and clear of any liens, claims or encumbrances except as permitted pursuant to Paragraph 6.4 hereof, (C) any Subsidiary formed or acquired in connection with such Permitted Acquisition shall be wholly-owned by one or more Borrower; (D) no Permitted Acquisition may be consummated unless Borrowers shall have complied with Paragraph 5.12 hereof, and (E) without regard to whether such Permitted Acquisition is being funded by an Advance hereunder, Borrowers shall provide to Lenders no later than fifteen (15) Business Days prior to a Permitted Acquisition, a notice of Permitted Acquisition in the form of Exhibit H attached hereto together with:

                   (I) a narrative description of the proposed acquisition which describes the terms of the proposed acquisition and demonstrates it to be a Permitted Acquisition, and describes the business to be acquired, the legal structure for the acquisition, the acquisition price to be paid, and other material features of the proposed acquisition;

                   (II) copies of financial statements of the business to be acquired for the three most-recently ended fiscal years of such business and for the most recently-ended interim fiscal period of such business for which financial statements are available;

                   (III) a proposed amendment or supplement to Exhibit E hereto, to include the information required to be disclosed pursuant to the representations and warranties set forth in Section Three thereof, as applied to such business, which amendment or supplement shall be subject to approval of Required Lenders as provided herein;

                   (IV) pro forma combined financial statements of the business to be acquired and the Company and its Consolidated Subsidiaries giving effect to the proposed acquisition on an historical basis for the most recent period for which a Compliance Certificate has been delivered and on a projected basis for the remaining life of the Loan, including calculations demonstrating pro forma covenant compliance for the most recent period for which a Compliance Certificate has been delivered and prospective covenant compliance for the remaining life of the Loan; and

                   (V) a report with respect to the Permitted Acquisitions and all other Permitted Acquisitions completed within the prior twelve months in the form of Exhibit J attached hereto.

           In addition, Borrowers shall deliver in connection with any Permitted Acquisition, prior to consummation thereof, such additional information regarding the acquisition as Required Lenders may reasonably request.

           With respect to any Permitted Acquisition requiring approval of Required Lenders hereunder, Borrowers shall request such approval by delivering such request in writing to Lenders together with the Notice of Acquisition and information required by clause (a)(vi)(E) above. Not later than fifteen (15) Business Days after receipt of a completed Notice of Acquisition, including all of the information specified above, each Lender shall either indicate to Agent and Borrowers that its approval will not be given (with a failure to respond on a timely basis being deemed to be the equivalent of approval not being given), or shall execute and return to Agent and Borrowers the Notice of Acquisition, indicating such Lender's approval as to (x) the amendment or supplement to Exhibit E hereto as required pursuant to clause (a)(vi)(E)(III) above; (y) the pro forma financial information, as required pursuant to the definitions of Adjusted EBITDAR; and (z) if applicable, the Permitted Acquisition, as required pursuant to this Paragraph 6.8.

                (b) Enter into any new business activities or ventures not within the Permitted Lines of Business; or merge or consolidate with or into any other Person (other than (i) any merger or consolidation among Borrowers; (ii) any joint venture permitted pursuant to Paragraph 6.8 (a)(iv); and (iii) any other merger having as its effect a Permitted Acquisition, subject to the provision of subparagraph (a) above); or, except in connection with an acquisition permitted by subparagraph (a) above or the creation of a Subsidiary in which the requirements of Paragraph 5.12 have been met, create any Subsidiary, become a general partner in any partnership, or acquire in excess of fifty percent (50%) of the outstanding partnership interests of any partnership.

           6.9. New Leases. Enter into or assume, or otherwise become obligated under or permit to exist, any operating lease of a Health Care Facility, except for (i) leases pursuant to the Lease Financing Facility and (ii) additional leases requiring payments in any fiscal year in the aggregate together with all other operating leases of Health Care Facilities (other than those under the Lease Financing Facility) not in excess of Twenty Four Million Dollars ($24,000,000).

           6.10. Capital Expenditures. Make Capital Expenditures in excess of Ten Million Dollars ($10,000,000) in any fiscal year.

           6.11. Use of Proceeds. Use any of the proceeds of the Loan, directly or indirectly, to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; or engage as its principal business in the extension of credit for purchasing or carrying such securities.

                                   SECTION 7
                        COLLATERAL AND RIGHT OF SET-OFF

           As additional collateral for the payment of any and all of Borrowers' indebtedness and obligations to Lenders, whether matured or unmatured, now existing or hereafter incurred or created hereunder or otherwise, each Borrower hereby grants to Lenders a security interest in and lien upon all funds, balances or other property of any kind of such Borrower, or in which such Borrower has an interest, limited to the interest of Borrowers therein, whether now or hereafter in the possession, custody or control of any Lender.

           Each Lender (and any Lender's bank Affiliate) is hereby authorized from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or such Lender's bank Affiliate) to or for the credit or the account of any Borrower against any and all of the obligations of Borrowers now or hereafter existing under any of the Loan Documents, irrespective of whether such Lender shall have made any demand thereunder. Each Lender agrees promptly to notify Borrowers after any such set-off and application made by such Lender (or such Lender's bank Affiliate); provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section Seven are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender (or such Lender's bank Affiliate) may have.


                                   SECTION 8
                                    DEFAULT

           8.1. Events of Default. Each of the following events shall be an Event of Default hereunder:

                (a) If Borrowers shall fail to pay (i) any installment of principal when due; or (ii) any payment of interest or any other sum payable to Lenders hereunder or otherwise within three (3) days of when due;

                (b) If any representation or warranty made herein or in connection herewith or in any statement, certificate or other document furnished hereunder shall be false or misleading in any material respect when made;

                (c) If Borrowers shall default in the payment or performance of any terms of (i) the Lease Financing Facility, (ii) any lease of a Health Care Facility or Indebtedness secured by real property, whether now or hereafter entered into, or (iii) any other obligation or indebtedness to another of Five Hundred Thousand Dollars ($500,000) or more, whether now or hereafter incurred;

                (d) If any Borrower shall default in or fail to observe at any time the covenants set forth in Section 6 hereof or Paragraph 5.9(a)(ii), or default in or fail to observe at any test date the covenants set forth in Paragraphs 5.15 through 5.17 hereof;

                (e) If any Borrower shall default in the performance of any other agreement or covenant contained herein (other than as provided in subparagraphs (a), (b) or (d) above) or in any document executed or delivered in connection herewith, including without limitation any Collateral Security Document and such default shall continue uncured for twenty (20) days after notice thereof to any Borrower given by Agent pursuant to the direction of Required Lenders;

                (f) If the Company shall cease to own directly or indirectly one hundred percent (100%) of each other Borrower;

                (g) If (i) any person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations promulgated thereunder (other than (x) J. Stephen Eaton and members of his immediate family or trust for the benefit of such family members, (y) South Atlantic Venture Fund II, Limited Partnership and South Atlantic Venture Fund III, Limited Partnership, and (z) Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Capital Partners II, L.P., WCAS Health Care Partners, L.P. and CID Equity Capital III, L.P.) shall have beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company (or other securities convertible into such securities within the time specified in Rule 13d-3 of the 1934 Act) representing ten percent (10%) or more of the combined voting power of all securities of the Company entitled to vote in the election of directors (hereinafter called a "Controlling Person"); or (ii) a majority of the board of directors of the Company shall cease for any reason to consist of (A) individuals who on the date hereof were serving as directors of Borrowers and (B) individuals who subsequently become members of the Board if such individuals' nominations for election or elections to the Board are recommended or approved by a majority of the Board of Directors of the Company. For purposes of clause (i) above, a person or group shall not be a Controlling Person if such person or group holds voting power in good faith, and not for the purpose of circumventing this Paragraph 8.1(h) as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in clause
(i) above;

                (h) If J. Stephen Eaton shall cease to be Chief Executive Officer of the Company, provided that if such cessation of service is as a result of death or permanent disability then there shall be no Event of Default under this Paragraph 8.1(i) if a replacement is named within thirty (30) days of such death or permanent disability and Required Lenders have not given written notice to the Company of their objection to such replacement within fifteen (15) days after such naming;

                (i) If custody or control of any substantial part of the property of any Borrower shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency; if any License to operate a Health Care Facility or any other material License shall be suspended, revoked, not renewed at expiration or otherwise terminated (other than suspensions of Licenses that do not and are not reasonably expected to prevent the legal operation of the affected Health Care Facility, affect the ability of the Borrowers to receive reimbursement with respect to such operations, or otherwise have a Material Adverse

Effect); or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination which, in any of the foregoing instances, might reasonably be expected to have a Material Adverse Effect;

                (j) If any Borrower becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; or is adjudicated insolvent or bankrupt; or admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within thirty
(30) days; or makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the relief of debtors to be instituted against it and if contested by it not dismissed or stayed within thirty (30) days; or if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the relief of debtors is instituted or commenced by any Borrower; or if any order for relief is entered relating to any of the foregoing proceedings; or if any Borrower shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if any Borrower shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing;

                (k) If judgment, writ, warrant or attachment or execution or similar process which calls for payment or presents liability in excess of Five Hundred Thousand Dollars ($500,000) shall be rendered, issued or levied against any Borrower or its respective property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within sixty (60) days after its issuance or levy.

                (l) If any event or condition shall occur or exist with respect to any activity or substance regulated under the Environmental Control Statutes and as a result of such event or condition, Borrowers have incurred or in the opinion of Lenders are reasonably likely to incur a liability or liabilities in excess of Five Hundred Thousand Dollars ($500,000) during any consecutive twelve
(12) month period.

           8.2. Remedies. Upon the happening of any Event of Default and at any time thereafter, at the election of Required Lenders, and by notice by Agent to Borrowers (except if an Event of Default described in Paragraph 8.1(j) shall occur in which case acceleration shall occur automatically without notice), Required Lenders may declare the entire unpaid balance, principal, interest and fees, of all Indebtedness of Borrowers to Lenders, hereunder or otherwise, to be immediately due and payable. Upon such declaration, the Commitment shall immediately and automatically terminate and Lenders shall have no further obligation to make any Advance and they shall have the immediate right to enforce or realize on any Collateral in a commercially reasonable manner in any manner or order they deem expedient without regard to any equitable principles of marshaling or otherwise. Whether such a declaration has been made by Required Lenders that the Indebtedness is due and payable following an Event of Default, Required Lenders may terminate the Commitment at any time following an Event of Default by notice thereof by Agent to Borrowers. In addition to any rights granted hereunder or in any documents delivered in connection herewith, including without limitation, the Collateral Security

Documents, Lenders shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

                                   SECTION 9
                                  THE LENDERS

           This Section sets forth the relative rights and duties of Agent and Lenders respecting the Loan and, with the exception of Paragraphs 9.3 and 9.15 hereof, does not confer any enforceable rights on Borrowers against Lenders or create on the part of Lenders any duties or obligations to Borrowers.

           9.1. Application of Payments. Agent shall apply all payments of principal, interest, commitment fee or other amounts hereunder made to Agent by or on behalf of Borrowers, to Lenders on the basis of their Pro Rata Shares of the outstanding principal balance of the Loan, except for (a) interest and fees outstanding under the Existing Credit Agreement and required to be paid to Existing Lenders on the Effective Date, (b) the fees payable under Paragraph
2.14 hereof, which shall be paid solely to Agent, and (c) fees payable pursuant to Paragraph 2A.4(iv) hereof, and payments with respect to any Swing Line Loan, which shall be paid solely to Agent. Such distribution of payments shall be made promptly in federal funds immediately available at the office of each Lender set forth above.

           9.2. Set-Off. In the event a Lender, by exercise of its right of set-off, or otherwise, receives any payment of Indebtedness owing to it, hereunder or otherwise, in an amount greater than its Pro Rata Share of such payment based upon the Lenders' respective shares of principal Indebtedness outstanding hereunder immediately before such payment, such Lender shall purchase a portion of the Indebtedness hereunder owing to each other Lender so that after such purchase each Lender shall hold its Pro Rata Share of all the Indebtedness then outstanding hereunder, provided that if all or any portion of such excess payment is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of any such recovery, with each Lender paying its Pro Rata Share of any interest which the Lender from which such recovery is obtained is required to pay.

           9.3. Modifications and Waivers. No modification or amendment hereof, consent hereunder or waiver of any Event of Default shall be effective except by written consent of the Required Lenders; provided, however, that the written consent of all Lenders shall be required to (i) modify, amend, waive, discharge, terminate or suspend compliance with (A) any rate of interest applicable to the Loan to the extent it is proposed to be decreased, (B) the amount of the Commitment, to the extent it is proposed to be increased, and the Lenders' respective shares thereof; (C) the dates or amounts of payment of the Loan or the circumstances requiring payment under Paragraph 2.9(b) hereof, (D) the commitment fee set forth in Paragraph 2.12 hereof or other amounts payable by Borrowers hereunder or dates on which they are paid except if payable solely to the Agent, to the extent any such amount is proposed to be postponed or decreased, (E) the definition of Required Lenders, or (F) this Paragraph 9.3; or
(ii) the release of any

Borrower having net equity value in excess of $500,000 or the release of any Collateral valued in excess of $500,000 in the aggregate in any calendar year other than in the ordinary course of business.

           9.4. Obligations Several. The obligations of the Lenders hereunder are several, and each Lender hereunder shall not be responsible for the obligations of the other Lenders hereunder, nor will the failure of one Lender to perform any of its obligations hereunder relieve the other Lenders from the performance of their respective obligations hereunder.

           9.5. Lenders' Representations. Each Lender represents and warrants to the other Lenders that (i) it has been furnished all information it has requested for the purpose of evaluating its proposed participation under this Agreement; and (ii) it has decided to enter into this Agreement on the basis of its independent review and credit analysis of Borrowers, this Agreement and the documentation in connection therewith and has not relied for such analysis on any information or analysis provided by any other Lender.

           9.6. Investigation. No Lender shall have any obligation to the others to investigate the condition of Borrowers or any of the Collateral or any other matter concerning the Loan.

           9.7. Powers of Agent. Agent shall have and may exercise those powers specifically delegated to Agent herein, together with such powers as are reasonably incidental thereto.

           9.8. General Duties of Agent, Immunity and Indemnity. Upon receipt of notices and reports delivered by Borrowers to the Agent under this Agreement, the Agent shall promptly deliver the same in the form received to the Lenders. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested, subject to the limitations on liabilities contained herein; provided that Agent shall not be obligated to ascertain or inquire as to the performance of any of the terms, covenants or conditions hereof by Borrowers. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action or omission by any of them hereunder or in connection herewith except for gross negligence or willful misconduct. Subject to such exception, each of the Lenders hereby indemnifies Agent (in its capacity as Agent) on the basis of such Lender's Pro Rata Share, against any liability, claim, loss or expense arising from or relating to any action taken or omitted to be taken with respect to this Agreement, a Collateral Security Document or the transactions contemplated thereby or Borrowers, to the extent that the Agent has not been reimbursed therefor by Borrowers.

           9.9. No Responsibility for Representations or Validity, etc. Each Lender agrees that Agent shall not be responsible to any Lender for any representations, statements, or warranties of Borrowers herein. Neither Agent nor any of its directors, officers, employees or agents shall be responsible for the validity, effectiveness, sufficiency, perfection or enforceability of this Agreement and any Collateral, or any documents relating thereto or for the priority of any of Lenders' security interests in any such Collateral.

           9.10. Action on Instruction of Lenders; Right to Indemnity. Agent shall act upon written instruction of the Required Lenders or Lenders, as appropriate, and in all cases Agent shall be fully protected in acting or refraining from acting hereunder in accordance with such written instructions to it signed by Required Lenders unless the consent of all the Lenders is expressly required hereunder in which case Agent shall be so protected when acting in accordance with such instructions from all the Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Lenders, provided that except as otherwise provided herein, Agent may act hereunder in its own discretion without requesting such instructions.

           9.11. Employment of Agents. In connection with its activities hereunder, Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the default or misconduct of agents or attorneys-in-fact selected with reasonable care.

           9.12. Reliance on Documents. Agent shall be entitled to rely upon (a) any paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and (b) upon the opinion of its counsel with respect to legal matters.

           9.13. Agent's Rights as a Lender. With respect to its share of the indebtedness hereunder, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent. Each of the Lenders may accept deposits from and generally engage in other banking or trust business with Borrowers as if it were not Agent or a Lender hereunder.

           9.14. Expenses. Each of the Lenders shall reimburse Agent, from time to time at the request of Agent, for its Pro Rata Share of any expenses incurred by Agent in connection with the performance of its functions hereunder, provided however that in the event Lenders shall reimburse Agent for expenses for which Borrowers subsequently reimburses Agent, Agent shall remit to each Lender the respective amount received from such Lender against such expenses.

           9.15. Resignation of Agent. Agent may at any time resign its position as Agent, without affecting its position as a Lender, by giving written notice to Lenders and Company. Such resignation shall take effect upon the appointment of a successor agent in accordance with this Paragraph 9.15. In the event Agent shall resign, Required Lenders with the consent of the Company (which consent shall not be required in the event that any Event of Default has occurred and is continuing) shall appoint a Lender with banking powers as successor agent. If within thirty (30) days of the Agent's notice of resignation no successor agent shall have been appointed by Lenders and accepted such appointment, then Agent, in its discretion may appoint any other Lender with banking powers as a successor agent.

           9.16. Successor Agent. The successor Agent appointed pursuant to Paragraph 9.15 shall execute and deliver to its predecessor and Lenders an instrument in writing accepting such appointment, and thereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the properties, rights, duties and obligations of its predecessor Agent. The predecessor Agent shall deliver to its successor Agent forthwith all Collateral, documents and moneys held by it as Agent, if any, whereupon such predecessor Agent shall be discharged from its duties and obligations as Agent under this Agreement.

           9.17. Collateral Security. Agent will hold, administer and manage any Collateral pledged from time to time hereunder either in its own name or as Agent, but each Secured Party shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its proportionate interest in the secured obligations, by reason of and as evidenced by this Agreement, the Collateral Security Documents and the Operative Agreements with respect to the Lease Financing Facility.

           9.18. Enforcement by Agent. All rights of action under this Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by Agent and any suit or proceeding instituted by Agent in furtherance of such enforcement shall be brought in its name as Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of Agent.

                                  SECTION 10
                                 MISCELLANEOUS

           10.1. Indemnification and Release Provisions. Borrowers hereby agree to defend Agent and each Lender and its respective directors, officers, agents and employees from, and hold each of them harmless against, any and all losses, liabilities (including, without limitation, settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interests, judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel incurred by any of them arising out of or in connection with or by reason of this Agreement, the Commitment, the making of the Loan or any Collateral Security Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Control Statute or License or the application of any such Statute to any of Borrowers' properties or assets, excluding, however, those caused by such party's respective gross negligence or willful misconduct. Borrowers hereby release Agent and each Lender and its respective directors, officers, agents and employees from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them except for those caused by such party's respective gross negligence or willful misconduct. All obligations provided for in this Paragraph 10.1 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

           10.2. Participations and Assignments. Borrowers hereby acknowledge and agree that a Lender may at any time: (a) grant participations in its Loan or any Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office or to any other bank, lending institution or other Person which (x) in the absence of an Event of Default hereunder, is not a Person in a Permitted Line of Business and (y) has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided, however, that: (i) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not granted such Participation; and (ii) any agreement pursuant to which any Lender may grant a Participation: (A) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (B) may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement requiring approval of all Lenders pursuant to Paragraph 9.3 hereof without the consent of the Participant and (C) shall not relieve such Lender from its obligations, which shall remain absolute, to make Advances hereunder; and (b) assign (i) all or any percent of its Loan or any Note or right, title and interest therein or in and to this Agreement, to (x) a Lender; (y) any Affiliate of a Lender; or (z) any Federal Reserve Bank; or (ii) all or any part of its Loan or any Note or right, title and interest therein or in and to this Agreement to a third party; provided, however, that in the absence of an Event of Default or Default hereunder no assignment pursuant to (b)(ii) above shall be made without the prior written consent of the Agent and Borrowers, which consent shall not be unreasonably withheld. Any assignments pursuant to subparagraph (b) shall be in an amount not less than and shall not result in the Maximum Principal Amount of the assigning Lender, if such assigning Lender remains as a Lender hereunder, being less than Five Million Dollars ($5,000,000); and any such assignment must be accompanied by a pro rata assignment of the assigning Lender's participation as a Lease Financing Lender and as a Holder under the Lease Financing Facility. Any assignment pursuant to subparagraph (b) shall require payment by the applicable Lender to Agent of a $3,500 transfer fee. Any assignment pursuant to subparagraph (b) shall be in the form attached hereto as Exhibit K.

           10.3. Confidentiality. All Confidential Information (as defined below) received by a Lender hereunder shall be kept confidential by such Lender and shall be used solely in connection with such Lender's' role as a Lender hereunder. "Confidential Information" shall mean all information delivered to a Lender by Borrowers hereunder, other than information which (i) is generally available to the public other than as a result of disclosure by such Lender, or
(ii) is or becomes available to such Lender from a person or entity other than Borrowers or another Lender, unless such Lender knows, or should have known, that such person or entity is bound by a confidentiality agreement or covenant with Borrowers prohibiting such person or entity from publicly disclosing such information. Notwithstanding the foregoing, nothing herein shall prevent Lenders from making disclosure to any of their Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential transferee, participant or assignee, so long as said recipient agrees to keep such Confidential Information or Disclosures confidential pursuant to the terms of this Agreement, or as requested by any examiner, governmental agency or representative thereof or pursuant to legal process or in connection with the exercise of remedies under a Loan Document.

           10.4. Binding and Governing Law. This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed as to their validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

           10.5. Survival. All agreements, representations, warranties and covenants of Borrowers contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Loan hereunder and except for Paragraphs 5.11 and 10.1 which provide otherwise, will continue in full force and effect as long as any Indebtedness or other obligation of Borrowers to any Lender under this Agreement or any Collateral Security Document, or any Commitment, remains outstanding.

           10.6. No Waiver; Delay. If Lenders or any of them shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon any other Lender or the later occurrence or recurrence of any of said events with respect to any Lender. No delay by Lenders in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Lenders' powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

           10.7. Modification. Except as otherwise provided in this Agreement, no modification or amendment hereof shall be effective unless made in a writing signed by appropriate officers of all of the parties hereto.

           10.8. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

           10.9. Notices. Any notice, request or consent required hereunder or in connection herewith shall be deemed satisfactorily given if in writing and delivered by hand, telecopied or mailed (registered or certified mail) to the parties at their respective addresses and telecopy numbers set forth in this Agreement or such other addresses as may be given by any party to the others in writing, if to any Borrower at the address and telecopy numbers of such Borrower set forth in Schedule 1 attached hereto, with a copy to Paul A. Quiros, Esq., King & Spalding, 191 Peachtree Street, Atlanta, GA 30303-1763, telecopy (404) 572-5100; and if to the Agent and the Lenders to the individuals at the addresses and telecopy numbers set forth in Schedule 2 attached hereto and, in the case of Agent, with a copy to Lisa D. Kabnick, Esq., Pepper Hamilton LLP 3000 Two Logan Square, Philadelphia, PA 19103, telecopy (215) 981-4750. Any communication from or to the Company, and any agreement to an amendment, modification or waiver with respect hereto by the Company, shall be effective as to and binding upon all of the Borrowers.

           10.10. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

           10.11. Time of Day. All time of day restrictions imposed herein shall be calculated using Agent's local time, as determined by reference to the location of the address to which notices are to be given pursuant hereto.

           10.12. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

           10.13. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

           10.14. Consent to Jurisdiction and Service of Process. Borrowers each hereby consent that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on Borrowers at the offices of the Registered Agent for service of process of the Company set forth on Schedule 1 attached hereto with a copy to Paul A. Quiros, Esq., King & Spalding, 191 Peachtree Street, Atlanta, GA 30303-1763 and Borrowers agree that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of each Borrower and waive any defense that such a court is an inconvenient forum. Notwithstanding the foregoing, the Agent, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which Borrowers may be found or in which any of their properties or Collateral may be located.

           10.15. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES OR COLLATERAL SECURITY DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY LENDER OR AGENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDERS' ENTERING INTO THIS AGREEMENT.

           10.16. Acknowledgments. BORROWERS ACKNOWLEDGE THAT THEY HAVE HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, PARAGRAPH 10.15 HEREOF, AND FURTHER ACKNOWLEDGE THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAS BEEN FULLY EXPLAINED TO BORROWERS BY SUCH COUNSEL.

           IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed this Agreement the day and year first above written.


CENTENNIAL HEALTHCARE               TRANSITIONAL FINANCIAL SERVICES, INC.
   CORPORATION                      PARAGON REHABILITATION, INC.
CENTENNIAL/ASHTON PROPERTIES        THS PARTNERS I, INC.
   CORPORATION                      THS PARTNERS II, INC.
CENTENNIAL HEALTHCARE               TRANSITIONAL HEALTH PARTNERS
   PROPERTIES CORPORATION           BY:  THS PARTNERS I, INC. and THS
CENTENNIAL HEALTHCARE                    PARTNERS II, INC., its general partners
   MANAGEMENT CORPORATION           PARKVIEW PARTNERSHIP
CENTENNIAL ACQUISITION              BY:  THS PARTNERS I, INC. and THS
   CORPORATION                           PARTNERS II, INC., its general partners
CENTENNIAL PROFESSIONAL             TOTAL CARE CONSOLIDATED, INC.
   THERAPY SERVICES CORPORATION     TOTAL CARE, INC.
CENTENNIAL HEALTHCARE               TOTAL HEALTH CARE SERVICES, INC.
   INVESTMENT CORPORATION           TOTAL CARE OF THE CAROLINAS, INC.
CENTENNIAL HEALTHCARE HOSPITAL      HCC HOME HEALTH OF LOUISIANA, INC.
   CORPORATION
TRANSITIONAL HEALTH SERVICES, INC.
Attest:


By:/s/Stephen Eaton                      By:/s/ Alan C. Dahl
-----------------------                  -----------------------
Name: Stephen Eaton                        Name:Alan C. Dahl
Title: President and                       Title:Chief Financial
Chief Executive Officer                          Officer

                     FIRST UNION NATIONAL BANK, for itself
                                 and as Agent


                       By:/S/ Joseph H. Towell
                       --------------------------
                         Name:Joseph H. Towell
                         Title:Sr. Vice President

                            [EXECUTIONS CONTINUED]

                     NATIONSBANK, N.A., for itself and as
                               Syndication Agent


                       By:/S/ J. Walter Bland
                       ----------------------
                        Name: J. Walter Bland
                        Title:Vice President


                                 AMSOUTH BANK


                       By:/s/ J. Ken Difata
                       ----------------------------
                         Name:J. Ken Difata
                         Title:Asst. Vice President


                         CREDIT LYONNAIS NEW YORK BRANCH


                       By:/S/ John Oberle
                       ----------------------
                         Name:John Oberle
                         Title:Vice President


                         NATIONAL CITY BANK OF KENTUCKY


                       By:/S/ Charles P Denny
                       --------------------------
                         Name:Charles P Denny
                         Title:Sr. Vice President



                            [EXECUTIONS CONTINUED]

                        COOPERATIVE CENTRALE RAIFFEISEN
                              BOERENLEENBANK B.A.

                                   "RABOBANK NEDERLAND,"
                                   NEW YORK BRANCH


                       By:/S/ Terrell Boyle
                       ----------------------
                         Name:Terrell Boyle
                         Title:Vice President


                       By:/S/ Robert B Benoit
                       ------------------------
                       Name:Robert B. Benoit
                       Title:SR. Vice President


                                   WACHOVIA BANK, N.A.


                       By:/S/ Gary C. Caskill
                       ----------------------
                         Name:Gary C. Gaskill
                         Title:Vice President


                                   SCOTIABANC INC.


                       By:/S/Carolyn A Lopez
                       ----------------------------
                         Name:Carolyn A. Lopez
                         Title:Relationship Manager



                                   COMERICA BANK


                       By: /S/ Craig P.Durno
                       ------------------------
                          Name:Craig F. Durno
                          Title:Account Officer